UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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7-Eleven, Inc.

(Name of Registrant as Specified In Its Charter)

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7-Eleven, Inc.

2711 North Haskell Avenue  •  Box 711  •  Dallas, Texas 75221-0711

March 25, 2005

Dear 7-Eleven Shareholder:

We invite you to attend our Annual Meeting of Shareholders on Wednesday, April 27, 2005. The meeting will begin at 9:30 a.m., Central Daylight Time, in the Joe C. Thompson Conference Center located on the ground floor of our headquarters at Cityplace Center, 2711 North Haskell Avenue, Dallas, Texas.

If you are planning to attend the meeting in person, please mark the appropriate space on the enclosed proxy card. We have included a map of Cityplace Center on the back cover of the attached proxy statement. The map shows the entrances to the Cityplace Center parking garage.

This booklet contains the formal Notice of Annual Meeting and the proxy statement. The proxy statement tells you about the proposals being presented to the shareholders at this meeting and provides other important information about the procedures for the meeting.

At this meeting, you will be voting on (i) the election of 10 directors, (ii) the ratification of the appointment of our independent registered public accounting firm; (iii) approval of the Company’s 2005 Stock Incentive Plan; and (iv) approval of the Company’s amended and restated Stock Compensation Plan for Non-Employee Directors.

Our Board of Directors unanimously recommends that you vote FOR each of the persons nominated for election as a director, FOR the ratification of the appointment of our independent registered public accounting firm, FOR the approval of our 2005 Stock Incentive Plan, and FOR the approval of our amended and restated Stock Compensation Plan for Non-Employee Directors.

We have enclosed a copy of our 2004 Annual Report with your proxy statement and Notice of Annual Meeting. We appreciate your continued interest in 7-Eleven.

Please complete, sign and mail the enclosed proxy card as soon as possible so your vote will be counted at the meeting.

Sincerely,

James W. Keyes
President and Chief Executive Officer
and Director

7-Eleven, Inc.

2711 North Haskell Avenue

Dallas, Texas 75204-2906

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 27, 2005

To the Shareholders of 7-Eleven, Inc.:

The Annual Meeting of Shareholders of 7-Eleven, Inc. will be held on Wednesday, April 27, 2005, at 9:30 a.m., Central Daylight Time, in the Joe C. Thompson Conference Center on the ground floor at Cityplace Center, 2711 North Haskell Avenue, Dallas, Texas, for the following purposes:

1.	To elect 10 directors to serve for the coming year;

2.	To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP, certified public accountants, to be our independent registered public accounting firm for the year 2005;

3.	To consider and vote upon a proposal to approve the Company’s 2005 Stock Incentive Plan;

4.	To consider and vote upon a proposal to approve the Company’s amended and restated Stock Compensation Plan for Non-Employee Directors; and

5.	To transact any other business that may properly come before the meeting or any adjournments of the meeting.

Only shareholders of record at the close of business Friday, March 4, 2005, will be entitled to receive notice of, and to vote at, the meeting.

The proxy statement contains further information about each of the matters to be considered.

We invite you to attend the meeting. Whether or not you plan to attend, please date and sign the accompanying proxy card exactly as your name appears on it, indicating your votes by marking the appropriate boxes, and return the proxy card promptly in the enclosed envelope.

By order of the Board of Directors,

Bryan F. Smith, Jr.
Secretary

Dallas, Texas

March 25, 2005

IF YOU PLAN TO ATTEND THE MEETING, PLEASE CHECK THE APPROPRIATE BOX ON THE PROXY CARD

7-Eleven, Inc.

2711 North Haskell Avenue

Dallas, Texas 75204

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 27, 2005

Date first sent or given to security holders: March 29, 2005

GENERAL INFORMATION

Solicitation and Revocability of Proxies

Our Board of Directors is soliciting your proxy for the Annual Meeting of Shareholders to be held April 27, 2005, and at any adjournments of the meeting. Our officers, our directors who held office during the last fiscal year, those individuals who have been proposed for election or re-election for this fiscal year, as well as their nominees and associates, have no interest, direct or indirect, in the matters to be voted upon, other than election to office and as specifically disclosed in this proxy statement.

Our Board of Directors requests you to sign and return the proxy promptly, whether or not you plan to attend the meeting. Unless you revoke your proxy or indicate a contrary instruction on the proxy, your properly executed proxy will grant authority to vote, and it will be voted for the election of 10 directors, for ratification of the appointment of the firm of PricewaterhouseCoopers LLP to be our independent registered public accounting firm for 2005, for the approval of our 2005 Stock Incentive Plan, and for the approval of our amended and restated Stock Compensation Plan for Non-Employee Directors.

You may revoke a previously submitted proxy by giving us written notice at any time before the meeting or by advising the Inspector of Election at the meeting; however, your presence at the meeting will not automatically revoke your proxy. In addition, if you revoke your proxy during the meeting, it will not affect any votes taken before you revoke your proxy. By signing the proxy, you grant discretionary authority to vote upon matters which may properly come before the meeting from the floor or at such a late date as to prohibit additional notice. We are not aware of any matters to be presented other than those described in this proxy statement, except approval of the minutes of the 2004 Annual Meeting of Shareholders.

We bear the cost of soliciting the proxies. We have retained Innisfree M&A Incorporated, New York, New York, to assist in the solicitation, at a cost not to exceed $6,500, plus reimbursement of reasonable out-of-pocket expenses. In addition, we will reimburse brokers or other persons holding stock in their names or in the names of their nominees for charges and expenses incurred in forwarding proxies and proxy material to the beneficial owners. Our officers and other employees may also solicit, without additional compensation, by mail, telephone, facsimile or in person.

Shares Outstanding and Voting Rights

Our common stock is our only class of voting securities outstanding. Shareholders of record as of the close of business March 4, 2005, are entitled to notice of, and to vote at, the meeting. At the record date there were 114,314,031 shares of common stock, $.0001 par value, outstanding and entitled to vote. There were 1,243 record holders on the record date. Each outstanding share is entitled to one vote.

With respect to the election of directors, each director must be elected by a plurality of the votes cast by the holders of shares entitled to vote. All other matters to be voted upon must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote.

We do not permit cumulative voting for the election of directors or on any other matter. In addition, your abstention from voting and broker non-votes will be counted toward determining the presence of a quorum but will not be included in determining the number of votes “for” the election of directors and will not be counted “for” or “against” any other item being voted upon.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors has set the number of directors to be elected at this meeting at 10, which shall constitute the entire board of directors. Each director shall be elected to hold office until the next Annual Meeting of Shareholders or his earlier death, removal or resignation, or until his successor is duly elected and qualified.

Although there is currently no agreement that controls the composition of the Board of Directors, the fact that Seven-Eleven Japan Co., Ltd., and its affiliate IYG Holding Company collectively own more than 70% of our outstanding common stock (see “Security Ownership of Certain Persons,” below) means that Seven-Eleven Japan can control the composition of our Board of Directors. The nominees for election as directors for 2005 have been nominated by resolution adopted by the current Board of Directors.

During 2004, our Board of Directors held four regular meetings.

Audit Committee

The Board of Directors has an Audit Committee. The membership of the Audit Committee changed during 2004. From January 1, 2004, until April 21, 2004, the Committee consisted of Mr. Jay W. Chai (Chairman), Mr. Gary J. Fernandes and Mr. Lewis E. Platt. Since April 21, 2004, the Committee has consisted of Mr. Chai (Chairman), Mr. Fernandes and Mr. R. Randolph Devening.

The Audit Committee met nine times during 2004. The functions of the Audit Committee include:

•	Appointing, compensating, evaluating and overseeing our independent registered public accounting firm;

•	Reviewing with our independent registered public accounting firm the plan and scope of the audit, its status during the year and any recommendations the independent registered public accounting firm may have for improving or changing the audit and control environment;

•	Pre-approving any non-audit services our independent registered public accounting firm performs in accordance with specific procedures adopted by the Committee during 2003;

•	Reviewing with our internal auditors the plan, scope and results of their audits and investigations;

•	Discussing with management, the independent registered public accounting firm and our internal auditors the adequacy of internal accounting controls and, if deemed necessary or appropriate, discussing with each of them, independently of the other, any recommendations on matters that any of them considers to be of importance;

•	Reviewing our accounting principles, policies and practices and our financial reporting policies and practices;

•	Reviewing, prior to publication or filing, our annual audited financial statements, our quarterly earnings releases and the disclosures that are to be included in our reports on Form 10-Q and Form 10-K, as well as such other information as the Committee deems desirable; and

•	Undertaking other duties as assigned by the Board of Directors.

The Board has approved an amended charter for the Audit Committee that complies with the corporate governance rules of the New York Stock Exchange. The charter is posted on our Web site, www.7-eleven.com.

The NYSE rules require members of the Committee to be financially literate. As required by these rules, our Board of Directors, exercising its business judgment in interpreting the term “financially literate,” has determined that each member of the Audit Committee is financially literate.

In addition, the current NYSE rules require that at least one member of our Audit Committee have accounting or related financial management expertise, as our Board of Directors interprets this qualification in its business judgment. Our Board of Directors has determined that each member of the Committee has served as either a Chief Executive Officer or a Chief Financial Officer of a large corporate entity with responsibility for financial management and decision-making and therefore has the necessary accounting or related financial management expertise.

The NYSE rules also require members of the Audit Committee to be independent, which the rules define as having no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Our Board of Directors, in the exercise of its business judgment and consistent with NYSE rules, has determined that the members of the Company’s Audit Committee—Messrs. Chai, Devening and Fernandes—meet the NYSE’s standard for independence.

In addition, our Board has determined, in the exercise of its business judgment and consistent with NYSE rules, that Mr. Yoshitami Arai and Mr. Lewis E. Platt are independent from the Company.

In making these determinations, the Board considered the fact that none of these directors had (i) any relationships with the Company of the types set forth in the NYSE corporate governance rules nor (ii) any other relationships that in the Board’s judgment would interfere with the director’s independence.

We are required to disclose whether the Board’s Audit Committee includes an “audit committee financial expert.” In the exercise of its business judgment, our Board has named Mr. Devening as the “audit committee financial expert.”

The Audit Committee has adopted specific procedures for pre-approval of non-audit services. These procedures (i) bar us from engaging our registered public accounting firm to perform any of the types of non-audit services specifically prohibited by the Sarbanes-Oxley Act or the Public Company Accounting Oversight Board and (ii) require the Committee to preapprove all other non-audit services. In order to obtain pre-approval, we must disclose to the Committee the nature of the proposed engagement, the anticipated fee, the estimated time frame during which services will be provided and any other pertinent information. The Committee’s procedures also permit the Committee to delegate preapproval authority to a single member.

With regard to audit services, the Audit Committee’s pre-approval procedures include reviewing with management and the independent registered public accounting firm the proposed scope of services, the proposed fees associated with such services and formally approving the engagement letter covering the audit services.

Report of Audit Committee

At their meeting on March 14, 2005, the members of our Audit Committee unanimously approved the following report to shareholders:

As members of the Audit Committee of the Board of Directors of 7-Eleven, Inc., we have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2004.

We have discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from PwC required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and have discussed with PWC the firm’s independence.

Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

Jay W. Chai, Chairman

R. Randolph Devening

Gary J. Fernandes

Compensation and Benefits Committee

The Board of Directors has a Compensation and Benefits Committee, of which Mr. Platt serves as Chairman. Mr. Platt, Mr. Chai, Mr. Fernandes, and Mr. Yoshitami Arai served on the Committee throughout 2004. 7-Eleven, Inc., is a controlled company as defined by the NYSE corporate governance rules and is therefore not required to have a compensation committee comprised solely of independent directors. Nonetheless, each of the members of the Company’s Compensation and Benefits Committee is independent under the NYSE corporate governance rules, as determined by the Company’s Board of Directors. The Committee met four times during 2004. For a description of the functions of the Committee see “Compensation of Directors and Executive Officers,” below. A current copy of the charter for the Compensation and Benefits Committee is available on our Web site, www.7-eleven.com.

Nominating, Organization and Corporate Governance Committee

The Board of Directors also has a Nominating, Organization and Corporate Governance Committee, of which Mr. Platt serves as Chairman. Mr. Platt, Mr. Chai and Mr. Fernandes served on the Committee throughout 2004. The Committee met three times during 2004.

A current copy of the charter for the Nominating, Organization and Corporate Governance Committee is available on our Web site, www.7-eleven.com. 7-Eleven, Inc., is a controlled company as defined by the NYSE corporate governance rules and is therefore not required to have a nominating committee comprised solely of independent directors. Nonetheless, each of the members of the Nominating, Organization and Corporate Governance Committee is independent under the NYSE corporate governance rules, as determined by the Company’s Board of Directors.

The Committee will consider director candidates recommended by security holders. If security holders wish to recommend a nominee for service on our Board of Directors, they should send a written recommendation to 7-Eleven, Inc., 2711 N. Haskell Ave., Dallas, Texas 75204-2906, Attention: Corporate Secretary.

The Committee has no specific minimum qualifications for director candidates. In general, however, persons considered for membership on the Board must have demonstrated leadership capabilities, be of sound mind and high moral character and be willing and able to commit the necessary time for Board and committee service.

In evaluating potential candidates for service on the Company’s Board of Directors, the Committee will consider, consistent with its charter, the candidate’s education; range and depth of business experience; availability; potential contributions to the mix of interests, experiences and attributes of the incumbent directors; the existence, or lack thereof, of potential conflicts created by the candidate’s current board memberships or other commitments; the candidate’s ability to satisfy the need for any required expertise on the Board or one of its committees; and such other factors as the Committee may, in its discretion, deem important to successful service as a director of the Company.

From time to time, the Company pays a fee to one or more third-party consulting firms of the Committee’s choosing who specialize in identifying and evaluating director candidates. These consulting firms identify potential director candidates, verify information about the prospective candidate’s credentials and obtain a preliminary indication of interest and willingness to serve as a board member.

During 2004, attendance by directors at Board and committee meetings averaged more than 95%. All incumbent directors serving in 2004 attended at least 75% of the meetings of the Board and those committees on which they served.

Compensation of Directors

The compensation for members of the Board of Directors has been established by resolution adopted by the Board. The annual fee for a director who is not employed by us, Seven-Eleven Japan Co., Ltd. or Ito-Yokado Co., Ltd. (the majority owner of Seven-Eleven Japan) has been set at $30,000 a year, plus $1,500 for in-person attendance (or $1,000 for participation by teleconference) at each regular or special meeting of the Board or of any Board committee. We do not compensate directors for signing any consents in lieu of meetings. The annual fee for a director who is an employee of Ito-Yokado or Seven-Eleven Japan has been set at $25,000 a year. In addition, the Chairman of the Audit Committee receives an annual retainer of $10,000. The Chairmen of the Compensation and Benefits Committee, the Nominating, Organization and Corporate Governance Committee and any Special Committee appointed by the Board each receive an annual retainer of $5,000.

During 1998, the Board approved and adopted the Stock Compensation Plan for Non-Employee Directors. Under this plan, a non-employee director can elect to receive all, none or a portion of his director’s fees in shares of our common stock instead of in cash. Shares are valued as of the closing price on the last trading day of the calendar quarter during which the fees were earned and are issued shortly thereafter. Directors who are our employees receive only their compensation as an employee; they receive no directors’ fees for their service on the Board or any Board committee.

During 2003, the Board and our shareholders approved an amendment to the Stock Compensation Plan for Non-Employee Directors. The amendment permits the award of stock options and restricted stock to our independent directors. As of May 1, 2004, the Board issued to each independent director a grant of 6,000 stock options and 2,000 shares of restricted stock. The Board intends to make similar grants annually with a target value of $100,000, two-thirds of which will be delivered via stock options and one-third via restricted stock. In addition, the amended and restated Stock Compensation Plan for Non-Employee Directors will be considered for approval at the 2005 Annual Meeting of Shareholders (see “Proposal 4—Approval of Amended and Restated Stock Compensation Plan for Non-Employee Directors,” below). As amended and restated, the plan would permit, but not require, the award of stock options and restricted stock to all non-employee directors.

Mr. Masaaki Asakura is one of our Senior Vice Presidents and receives compensation from us for his service as one of our directors and officers under an agreement entered into in 1997 concerning his service (see “Proposal 1. Election of Directors—Information About Nominees,” below, for additional details concerning Mr. Asakura’s compensation).

Other Corporate Governance Matters

To communicate with the Audit Committee regarding issues or complaints about questionable accounting, internal accounting controls or auditing matters, you may contact the Audit Committee by writing to “Audit Committee; 7-Eleven, Inc., Location 0200; 2711 N. Haskell Ave.; Dallas, TX 75204-2906.”

To send communications to our Board of Directors or to individual members of our Board, you may write to “Board of Directors, 7-Eleven, Inc., Location 0200; 2711 N. Haskell Ave.; Dallas, TX 75204-2906.”

We do not have a policy requiring our directors to attend our Annual Meeting of Shareholders. All of our directors attended last year’s Annual Meeting of Shareholders.

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and other employees. The code is published on our Web site, www.7-eleven.com. Any amendments to or waivers of the code will be promptly posted at www.7-eleven.com.

PROPOSAL 1. ELECTION OF DIRECTORS

Information About Nominees

The following biographical information includes the names, ages and year first elected a director, the principal occupation or employment, as of March 15, 2005, of each person nominated for service on the Board during the ensuing year, including all positions and offices with 7-Eleven, and the principal directorships held by such persons in non-7-Eleven companies. Also included is information about compensation paid to certain of our directors.

Name	Age	Position with 7-Eleven	Year First Elected Director
Toshifumi Suzuki	72	Chairman of the Board and Director	1991
James W. Keyes	49	President and Chief Executive Officer; Director	1997
Yoshitami Arai	73	Director	1991
Masaaki Asakura	62	Senior Vice President; Director	1997
Jay W. Chai	71	Director	1991
R. Randolph Devening	63	Director	2004
Gary J. Fernandes	61	Director	1991
Masaaki Kamata	65	Director	1991
Kazuo Otsuka	58	Director	1991
Lewis E. Platt	63	Director	2001

TOSHIFUMI SUZUKI has served as a Director of 7-Eleven, Inc. since March 1991, as Vice Chairman of the Board from 1991 to 2003 and as Chairman of the Board since 2003. Mr. Suzuki has served Ito-Yokado Co., Ltd. as Chairman and CEO since 2003, as President and CEO from 1992 to 2003, as a Director since 1971 and in various other capacities since 1963. Mr. Suzuki has served as a Director of Seven-Eleven Japan Co., Ltd., since 1973, its Chairman of the Board and Chief Executive Officer since October 1992 and in various other capacities since 1965. From 1984 to 2003, Mr. Suzuki served as Statutory Auditor of Robinson’s Japan Co., Ltd. He has served as Chairman of the Board of Daikuma Co., Ltd. from 1985 to 2002, President of Seven-Eleven (Hawaii), Inc. since 1989; Chairman of 7dream.com Co., Ltd. since 2000, Director of IYG Holding Co. since 1990, President and CEO of IYG Holding Co. from 1990 to 2003 and Chairman of the Board of IYG Holding Co. since 2003. From 1993 to 2003, Mr. Suzuki served as President of York Insurance Co., Ltd. In addition, since 2001 Mr. Suzuki has served as Chairman of IY Card Service Co., Ltd.

JAMES W. KEYES was elected Director in April 1997 and has served as our President and Chief Executive Officer since May 2000. From May 1998 to April 2000 he served as our Executive Vice President and Chief Operating Officer. Mr. Keyes also served as our Chief Financial Officer from May 1996 to April 1998 and in various other capacities since 1985.

YOSHITAMI ARAI was elected Director in March 1991. Mr. Arai has been the Chairman of the Board of Systems International Incorporated, a consulting firm for international joint ventures, licensing and investment arrangements, since 1977, and served as its President from 1970 to 1977. He has been Chairman of Catalina Pacific Media L.L.C. since 1996. In addition, Mr. Arai is a Director of Catalina Marketing Japan K.K., Entry Strategies Inc., and Industrial Suppliers S.A. Mr. Arai is Chairman of JAIC-Shinrai Capital L.L.C. Mr. Arai is a member of the Pacific Basin Economic Council and other international nonprofit organizations. Since 1996, he has served as Senior Advisor to the Welsh Development Agency, a British government organization.

MASAAKI ASAKURA was elected Director in April 1997 and has served as our Senior Vice President since May 1998. He previously served as Vice President from May 1997 to April 1998. Mr. Asakura served as the General Manager and Overseas Liaison, Planning Department, for Seven-Eleven Japan Co., Ltd., from 1995 to 1997 and in various other capacities since 1976.

JAY W. CHAI was elected Director in March 1991. He served as Chairman of the Board and Chief Executive Officer of ITOCHU International Inc. from April 1991 to his retirement in June 2001. Prior to his retirement, Mr. Chai held several other positions with ITOCHU International. He also has served as a Director of ITOCHU International from 1983 to 2001. From 2000 to June 2001, Mr. Chai served as Vice Chairman of ITOCHU Corporation, a Japanese trading company. Mr. Chai served as Executive Vice President of ITOCHU Corporation from 1993 to 2000 and in various other capacities since 1986. Mr. Chai also served as a Director of Isuzu Motors Limited from 1984 to 2002 and from 1992 to 2003 as a Director of All Nippon Airways. Since August 2003, Mr. Chai has served as Managing Director of Bricolage Capital LLC. In addition, Mr. Chai serves as an executive advisor to Akebono Europe S.A., a manufacturer of brake and friction materials.

R. RANDOLPH DEVENING has been nominated to serve as a Director beginning in April 2004. From 1994 until his retirement in 2001, Mr. Devening served as Chairman, President and Chief Executive Officer of Foodbrands America, Inc. From 1989 to 1994, Mr. Devening held the positions of Executive Vice President and Chief Financial Officer and Vice Chairman and Chief Financial Officer and Director of Fleming Companies, Inc. Mr. Devening has served as a Director of Penford Corporation since August 2003 and as a Director of Gold Kist Inc. since October 2004.

GARY J. FERNANDES was elected Director in April 1991. He has served as a director of webMethods, Inc. since December 2002, Anacomp, Inc. from February 2003 through March 2005, Computer Associates International Inc. since May 2003, BankTech Processors, Inc. since 2003 and Blockbuster, Inc. since December 2004. From January 2000 to June 2001, Mr. Fernandes served as Chief Executive Officer of GroceryWorks.com, an Internet-based home shopping service. In addition, Mr. Fernandes was a founding partner in Convergent Partners, Ltd., a venture capital partnership, from January to December 1999. Mr. Fernandes has held the positions of Vice Chairman, Senior Vice President and Director of Electronic Data Systems Corporation, an information technology service company, from 1996 to 1998, 1984 to 1996 and 1981 to 1998, respectively. From 1995 to 1998 he served as Chairman of A.T. Kearney, Inc. He is Governor of the Boys and Girls Clubs of America and Director of the Boys and Girls Clubs of Greater Dallas, Inc.

MASAAKI KAMATA was elected Director in March 1991. He has held several positions with Seven-Eleven Japan Co., Ltd., including Director since 1978 and Vice Chairman since 1997. Since 1989 he has served as Director, and since 1992 as President and Chief Executive Officer, of Seven-Eleven (Hawaii), Inc. Mr. Kamata has served as Director of IYG Holding Co. since 1990, Treasurer from 1990 to 2003 and President and Chief Executive Officer since 2003. He has served as Director of IY Card Service Co., Ltd. since 2001 and as Chairman of SE Capital Co., Ltd. (formerly Union Lease Co., Ltd.) since 2001.

KAZUO OTSUKA was elected Director in March 1991. Since 1986 he has served as General Manager, Corporate Development, for Ito-Yokado Co., Ltd. Since 2000, Mr. Otsuka has served as Statutory Auditor of Seven-Eleven Japan Co., Ltd. He has served as a Director and Assistant Secretary of IYG Holding Co. since 1990. Since 2004, Mr. Otsuka has served as a Director of Seven-Eleven (Beijing) Co., Ltd.

LEWIS E. PLATT was elected Director in June 2001. Mr. Platt served as President and Chief Executive Officer of Hewlett-Packard Company from November 1992 to July 1999, and as a Director and Chairman from September 1993 to his retirement in December 1999. Mr. Platt has also served as Chief Executive Officer and as a Director of Kendall-Jackson Wine Estates Limited from January 2000 to June 2001. In 1995, he was appointed by President Clinton to the Advisory Committee on Trade Policy Negotiations. He also serves on the Wharton School Board of Overseers and as a Trustee of the David and Lucille Packard Foundation. In addition, Mr. Platt has served as a Director of The Boeing Company since 1999 and Non-Executive Chairman since December 2003.

Our Board of Directors has recommended each of the nominees presented for election. All nominees are currently members of the Board of Directors. Each nominee has consented to serve as a director if elected. If any nominee becomes unavailable for any reason or should a vacancy occur before the election, proxies may be voted for a substitute nominee. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

The Board of Directors recommends a vote FOR the election of each of the nominees, which requires the affirmative vote of a majority of the shares represented and entitled to vote at the meeting. Votes will be tabulated by an inspector of election. An abstention from voting or a broker non-vote will be tabulated as a vote withheld on the election, and will be included in computing the number of shares present for purposes of determining the presence of a quorum for the shareholders’ meeting and whether nominees have received the vote of a majority of the shares present at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

At March 4, 2005, the record date for the Annual Meeting, we were aware of the following beneficial owners of 5% or more (as determined under the applicable SEC rules) of the outstanding shares of our common stock, which is our only class of voting security. As of the record date, 114,314,031 shares of our common stock were issued and outstanding. The following table, however, in accordance with the applicable requirements, includes certain shares which Seven-Eleven Japan has the power to acquire within the next 60 days, but which are not currently outstanding.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock, $.0001 par value	IYG Holding Co. 8-8, Nibancho Chiyoda-ku, Tokyo 102-8450	77,407,146 shares (a)	67.7%
Common Stock, $.0001 par value	Seven-Eleven Japan Co., Ltd. 8-8, Nibancho Chiyoda-ku, Tokyo 102-8450	20,924,068 Shares (b)	16.3	%(b)

(a)	IYG Holding Co. is a Delaware corporation created specifically for the purpose of purchasing shares of our common stock. On February 28, 2005, Ito-Yokado Co., Ltd., sold its stake in IYG Holding Co. to Seven-Eleven Japan Co., Ltd. As a result, IYG Holding Co. is now 100% owned by Seven-Eleven Japan. Messrs. Suzuki, Kamata and Otsuka are officers and directors of IYG Holding Co. (see “Security Ownership of Management” and “Information About Nominees”). They each individually disclaim beneficial ownership of the shares held by IYG Holding Co.

(b)	On February 28, 2005, Ito-Yokado Co., Ltd., sold the 3,315,859 shares of our common stock that it directly owned, as well as its interest in the $300 million 4.5% Convertible Quarterly Income Debt Securities due 2010 (the “1995 QUIDS”), to Seven-Eleven Japan. As a result, Seven-Eleven Japan now directly owns 6,501,685 shares of our common stock. In addition, as required by the rules and regulations under the Exchange Act, the numbers shown in this table include the 14,422,383 shares of our common stock that Seven-Eleven Japan may acquire upon conversion of the 1995 QUIDS. The percentages listed in the table above assume that Seven-Eleven Japan has exercised its conversion rights and thereby increased both its ownership of our common stock and the total number of shares outstanding.

Security Ownership of Management

The following table and the footnotes that follow show the beneficial ownership of our common stock as of March 15, 2005, as required by SEC rules and regulations, by each director and each person nominated for director, by the Chief Executive Officer and our next four most highly compensated executive officers and by all our executive officers and directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)		Percent of Class(a)
Toshifumi Suzuki	205,086	(b)		*
Yoshitami Arai	27,652	(c)		*
Masaaki Asakura	2,000	(d)		*
Jay W. Chai	32,867	(e)		*
R. Randolph Devening	8,000	(f)		*
Gary J. Fernandes	50,114	(g)		*
Masaaki Kamata	27,540	(h)		*
James W. Keyes	1,201,190	(i)		*
Edward W. Moneypenny	137,343	(j)		*
Kazuo Otsuka	12,779	(k)		*
Lewis E. Platt	34,998	(l)		*
David M. Podeschi	114,632	(m)		*
Gary R. Rose	257,716	(n)		*
Bryan F. Smith, Jr.	299,903	(p)		*
All executive officers and directors as a group (15 persons) (q)	100,660,572	(q)	77.09%

*	Less than 1 percent
(a)	At March 15, 2005, there were 114,328,238 shares of common stock outstanding. The nature of beneficial ownership of the shares reported, if not direct, is described in this footnote (a) and the footnotes that follow. Included in the numbers of shares shown, as required by the rules and regulations of the Commission, are those shares as to which such persons have or share voting and/or investment power, or with respect to which they have a right to receive such power within 60 days.
(b)	Mr. Suzuki owns 205,086 shares directly, of which 5,086 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Suzuki is Chairman and a Director of IYG Holding Co. See “Security Ownership of Certain Beneficial Owners,” above.
(c)	Mr. Arai owns 15,652 shares directly, of which 9,652 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors, and holds options to acquire 12,000 shares pursuant to a grant under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors, all currently exercisable.
(d)	Mr. Asakura disclaims beneficial ownership of 2,000 shares held in a brokerage account for his daughter.
(e)	Mr. Chai owns 20,867 shares directly, all of which were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors, and holds options to acquire 12,000 shares pursuant to a grant under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors, all currently exercisable.
(f)	Mr. Devening owns 2,000 shares directly, all of which were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors, and holds options to acquire 6,000 shares pursuant to a grant under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors, all currently exercisable.
(g)	Mr. Fernandes owns 38,114 shares directly, of which 30,114 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors, and holds options to acquire 12,000 shares pursuant to a grant under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors, all currently exercisable.
(h)	Mr. Kamata owns 27,540 shares directly, of which 7,540 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Kamata is President and a Director of IYG Holding Co. and a Director and Executive Vice President of Seven-Eleven Japan. See “Security Ownership of Certain Beneficial Owners,” above.
(i)	Mr. Keyes owns 9,100 shares which are held in his IRA custodial account; 1,290 shares purchased under the 7-Eleven, Inc. Employee Stock Purchase Plan and held on his behalf by the plan’s administrator,

Computershare Investor Services, LLC; 93,387 shares of restricted stock granted to him by the Board during 2002 under the 1995 Stock Incentive Plan; 45,821 shares acquired upon the exercise of stock options granted to him between 1995 and 1997 under the 1995 Stock Incentive Plan; 6,416 shares granted to him under the 1995 Stock Incentive Plan as part of his Annual Performance Incentive for 2003; 31,037 restricted stock units, each convertible into a share of the Company’s common stock following his retirement, paid as a portion of his Annual Performance Incentive for 2002 and granted pursuant to the 1995 Stock Incentive Plan; and holds options to acquire 1,527,000 shares pursuant to options granted under the 1995 Stock Incentive Plan, of which 931,067 are currently exercisable (see “Compensation of Directors and Officers - Executive Officers’ Compensation,” below). In addition, on March 25, 2005, Mr. Keyes was awarded 83,072 restricted stock units, each convertible into one share of our common stock on the first day of the month following his retirement, under the 1995 Stock Incentive Plan for the three-year performance period ended December 31, 2004.

(j)	Mr. Moneypenny owns 8,134 shares of restricted stock granted to him by the Board during 2002 under the 1995 Stock Incentive Plan; 17,723 restricted stock units, each convertible into a share of the Company’s common stock following his retirement, paid as a portion of his Annual Performance Incentive for 2002 and 2003 and granted pursuant to the 1995 Stock Incentive Plan; and holds options to acquire 220,750 shares pursuant to options granted under the 1995 Stock Incentive Plan, of which 80,334 are currently exercisable (see “Compensation of Directors and Officers - Executive Officers’ Compensation,” below). In addition, on March 25, 2005, Mr. Moneypenny was awarded 31,152 restricted stock units, each convertible into one share of our common stock on the first day of the month following his retirement, under the 1995 Stock Incentive Plan for the three-year performance period ended December 31, 2004.
(k)	Mr. Otsuka owns 12,779 shares directly, of which 6,779 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Otsuka is Assistant Secretary of IYG Holding Co. and General Manager, Corporate Development, of Ito-Yokado. See “Security Ownership of Certain Beneficial Owners,” above.
(l)	Mr. Platt and his wife share voting power with respect to 2,000 shares held in a brokerage account. In addition, Mr. Platt holds 20,998 shares acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors, and holds options to acquire 12,000 shares pursuant to a grant under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors, all currently exercisable.
(m)	Mr. Podeschi owns 500 shares directly, 9,338 shares of restricted stock granted to him by the Board during 2003 under the 1995 Stock Incentive Plan, 7,934 shares acquired upon the exercise of stock options granted to him from 1995 to 1998 under the 1995 Stock Incentive Plan; 2,313 restricted stock units, each convertible into a share of the Company’s common stock on the first day of the month following his retirement, paid as a portion of his 2003 Annual Performance Incentive and granted pursuant to the 1995 Stock Incentive Plan, and holds options to acquire 205,880 shares pursuant to options granted under the 1995 Stock Incentive Plan, of which 94,547 are currently exercisable (see “Compensation of Directors and Officers – Executive Officers’ Compensation, below).
(n)	Mr. Rose owns 200 shares directly, 1,290 shares purchased under the 7-Eleven, Inc. Employee Stock Purchase Plan and held on his behalf by the plan’s administrator, Computershare Investor Services, LLC; 10,000 shares of restricted stock granted to him by the Board during 2002 under the 1995 Stock Incentive Plan; 18,390 shares acquired upon the exercise of stock options granted to him between 1995 and 1999 under the 1995 Stock Incentive Plan; 15,526 restricted stock units, each convertible into a share of the Company’s common stock following his retirement, paid as a portion of his Annual Performance Incentive for 2002 and 2003 and granted pursuant to the 1995 Stock Incentive Plan; and holds options to acquire 390,566 shares pursuant to options granted under 1995 Stock Incentive Plan, of which 186,350 are currently exercisable (see “Compensation of Directors and Officers - Executive Officers’ Compensation,” below). In addition, on March 25, 2005, Mr. Rose was awarded 25,960 restricted stock units, each convertible into one share of our common stock on the first day of the month following his retirement, under the 1995 Stock Incentive Plan for the three-year performance period ended December 31, 2004.
(p)	Mr. Smith owns 50 shares directly; 1,290 shares purchased under the 7-Eleven, Inc. Employee Stock Purchase Plan and held on his behalf by the plan’s administrator, Computershare Investor Services, LLC; 9,338 shares of restricted stock granted to him by the Board during 2002 under the 1995 Stock Incentive Plan; 33,301 shares acquired upon the exercise of stock options granted to him from 1995 to 1999 under the 1995 Stock Incentive Plan; 16,348 restricted stock units, each convertible into a share of the Company’s common stock following his retirement, paid as a portion of his Annual Performance Incentive for 2002 and 2003 and granted pursuant to the 1995 Stock Incentive Plan; and holds options to acquire 413,634 shares pursuant to options granted under the 1995 Stock Incentive Plan, 212,318 of which are currently exercisable

(see “Compensation of Directors and Officers - Executive Officers’ Compensation,” below). In addition, on March 25, 2005, Mr. Smith was awarded 27,258 restricted stock units, each convertible into one share of our common stock on the first day of the month following his retirement, under the 1995 Stock Incentive Plan for the three-year performance period ended December 31, 2004.

(q)	The total shares shown are as follows: 497,619 shares owned by executive officers and directors directly or with family members; 1,527,350 shares pursuant to options currently exercisable by six current executive officers under the 1995 Stock Incentive Plan; 250,389 restricted stock units, each convertible into one share following the executive officer’s retirement, held by five executive officers; 54,000 shares pursuant to options currently exercisable by five independent directors under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors, 77,407,146 shares held by IYG Holding Co., 6,501,685 shares held by Seven-Eleven Japan, and 14,422,383 shares acquirable by Seven-Eleven Japan upon conversion of the convertible debt securities we issued in 1995, as described on page 10. In addition, seven of the listed non-employee directors who participate in the Stock Compensation Plan for Non-Employee Directors will receive additional shares after April 1, 2005, but the exact number cannot be determined to after the close of business on March 31, 2005. Therefore, these acquirable shares are not included in this table. Also, the Board may decide to award a grant of restricted stock and stock options to each of our independent directors within the next 60 days, but the Board has not approved these awards yet and the exact number cannot be determined until the Board approves the awards. Messrs. Suzuki, Kamata and Otsuka are directors and officers of IYG Holding Co., and, in addition to Mr. Asakura, are directors and/or officers of Ito-Yokado and Seven-Eleven Japan, but all of these directors disclaim beneficial ownership of any shares held, or to be acquired, by IYG Holding Co. or Seven-Eleven Japan.

Section 16(a) Reporting

Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. We believe that during the fiscal year ended December 31, 2004, our executive officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements. In making this statement, we have relied upon the written representations of our directors and executive officers.

PROPOSAL 2. RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to be our independent registered public accounting firm for 2005. Although the Audit Committee is responsible for the appointment, compensation, retention, oversight and termination of our independent registered public accounting firm, we are requesting, as a matter of good corporate governance, that our shareholders ratify the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2005. We expect that our shareholders will approve this proposal, but if the proposal is not approved, the Audit Committee will revisit the decision to appoint PricewaterhouseCoopers as our independent registered public accounting firm for 2005.

The services provided to us by PricewaterhouseCoopers in 2005 will include, in addition to performing our audit, audits of certain domestic and foreign subsidiaries and related companies and those of various employee benefit plans; review of quarterly reports; issuance of letters to underwriters in connection with registration statements, if any, we may file with the SEC and consultation on accounting, financial reporting, tax and related matters.

PricewaterhouseCoopers, a nationally known firm, has no direct or indirect interest in our company. The firm of Coopers & Lybrand L.L.P., predecessor to PricewaterhouseCoopers, was originally appointed as our independent auditors in 1992.

Representatives of PricewaterhouseCoopers will be at the meeting, will have an opportunity to make a statement, and will be available to respond to questions.

The following table summarizes the professional fees that PricewaterhouseCoopers has charged us for the listed services during 2003 and 2004:

Type	2003	2004	Description
Audit Fees	$1,338,800	$2,973,500	2003 and 2004: Services in connection with
the audit of our annual financial statements and
the review of our financial statements included
in our reports on 10-Q, as well as (i) for 2003,
the audit of our then wholly owned subsidiary,
Cityplace Center East Corporation; and (ii) for
2004, the review of our internal control over
financial reporting required by Section 404 of
			the Sarbanes-Oxley Act.
Audit-Related Fees	$359,092	$649,065	2003 and 2004: Audit of our benefit plans
(including, for 2004 only, our Health and
Welfare Plan), consultation regarding
compliance with the Sarbanes-Oxley Act, and
research and consultation related to financial
			accounting and reporting standards.
Tax Fees	0	0	n/a
All Other Fees	0	0	n/a

In May 2003, the SEC’s final rule regarding audit committee approval of services to be performed by a company’s independent registered public accounting firm became effective. During 2004, there were no fees charged by or paid to PricewaterhouseCoopers under a de minimis exception to the SEC’s final rule that waives pre-approval for certain non-audit services.

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to be our independent registered public accounting firm, which requires the affirmative vote of a majority of the shares represented and entitled to vote at the meeting. Votes will be tabulated by an inspector of election. An abstention from voting and broker non-votes will be included in computing the number of shares present for purposes of determining the presence of a quorum for the shareholders meeting and whether the affirmative vote of a majority of the shares present at the meeting has been received, but will not be counted as a vote either “for”or “against” ratification.

PROPOSAL 3: APPROVAL OF THE 7-ELEVEN, INC. 2005 STOCK INCENTIVE PLAN

On January 19, 2005, upon the recommendation of the Compensation and Benefits Committee, the Board of Directors unanimously adopted the 2005 Stock Incentive Plan, subject to receiving shareholder approval at the Annual Meeting.

As of March 4, 2005, approximately 275,000 shares remain available for grant under the 7-Eleven, Inc. 1995 Stock Incentive Plan, as amended. We expect that all of these remaining shares will be granted prior to December 31, 2005, the date after which no further awards may be granted under the 1995 Plan.

The Board of Directors believes that the 2005 Stock Incentive Plan will provide an effective means to continue to attract and retain key employees of outstanding ability, motivate key employees, by means of performance-related incentives, to achieve longer-range performance goals and enable such key employees to participate in the long-term growth and financial success of 7-Eleven.

The following summary of the principal features of the 2005 Stock Incentive Plan is qualified in its entirety by reference to that plan, a copy of which is attached as Appendix A and incorporated herein by reference.

General Information

The 2005 Stock Incentive Plan provides for various types of awards denominated in shares of our common stock. The types of awards that may be granted under the 2005 Stock Incentive Plan include (i) stock options, including both incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options, (ii) stock appreciation rights (SARs), (iii) shares of restricted stock, (iv) restricted stock units, (v) performance shares, (vi) bonus stock awards and (vii) other stock-based awards.

Administration

The 2005 Stock Incentive Plan is administered by the Compensation and Benefits Committee of our Board of Directors, also referred to as the Committee. The Committee has wide discretion and flexibility, thus enabling it to administer the plan in the manner that it determines, from time to time, is in the best interest of 7-Eleven. Subject to the terms of the plan, the Committee has authority to determine the persons that will receive awards, the type of awards to be granted, the number of shares subject to awards, if any, the time or times when such awards will be granted, the exercise price of awards and the times at which awards may be exercised. The Committee also is authorized to interpret the 2005 Stock Incentive Plan and to make all other determinations necessary or advisable for its administration.

Shares Subject to the 2005 Stock Incentive Plan

An aggregate of 5,000,000 shares of common stock may be the subject of awards under the 2005 Stock Incentive Plan, to be adjusted, if required, as described below. A maximum of 2,000,000 shares may be awarded to any one individual in any fiscal year, subject to certain adjustments described below. The NYSE closing price of a share of our common stock on March 15, 2005, was $24.88.

Eligibility

The Committee has authority to designate key employees eligible to participate in the 2005 Stock Incentive Plan. For these purposes, key employees are those determined by the Committee to have a direct and significant impact on our performance. The executive officers are among the employees who are eligible to receive awards under the 2005 Stock Incentive Plan.

Terms and Conditions of Awards

The following types of awards may be granted under the 2005 Stock Incentive Plan. All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the Committee, in its sole discretion, subject to such limitations as set forth in the plan. The number of shares subject to any award also is determined by the Committee in its discretion.

Stock Options. Both incentive stock options (as defined in Section 422 of the Internal Revenue Code) and nonqualified stock options may be granted under the 2005 Stock Incentive Plan. The exercise price of these awards may not be below 100% of the fair market value of the common stock on the date of grant. Stock options may be exercised as determined by the Committee, but in no event later than ten years from the date of grant.

Options awarded under the 2005 Stock Incentive Plan will be exercisable at such times and subject to such restrictions and conditions (including without limitation, restrictions based on the passage of time or the achievement of certain performance goals) as the Committee determines in its discretion. Upon the exercise of a stock option, the participant must pay the purchase price in full either in cash, a cash equivalent acceptable to the Committee, or a combination of cash and its equivalent acceptable to the Committee. The purchase price may be paid, with the approval of the Committee, by assigning and delivering shares of common stock, or a combination of cash and shares equal in value to the exercise price. Participants will not be entitled to receive any fractional shares of common stock upon the exercise of stock options.

All shares of common stock issuable upon the exercise of stock options may, in the discretion of the Committee, be subject to restrictions on transfer and other features similar to those applicable to awards of restricted stock and restricted stock units described below.

Stock Appreciation Rights (SARs). Stock appreciation rights, payable in cash, common stock or both, may be granted alone or in tandem with a stock option. A SAR is the right to receive an amount equal to the excess of the fair market value of a share of common stock on the date of exercise over the fair market value of a share of common stock on the date of grant (in the case of SARs granted independent of a stock option) or over the exercise price of the related stock option (in the case of an SAR granted in tandem with a stock option).

Performance Shares. A performance share award is an award, payable in cash, common stock or both, based on performance goals which may be established by the Committee and the value of which is paid if the performance goals are achieved.

Restricted Stock and Restricted Stock Unit Awards. A restricted stock award is the grant of shares of common stock or the right to purchase common stock at a price determined by the Committee, which is nontransferable and subject to substantial risk of forfeiture until specific conditions are met. A restricted stock unit is a fixed or variable dollar denominated right to acquire common stock, which may or may not be subject to restrictions. Certificates evidencing restricted stock awards will bear a legend making reference to the restrictions imposed. The restrictions will lapse in accordance with a schedule or other conditions determined by the Committee. During the restriction period, the holder of a restricted stock award may, in the discretion of the Committee, be given certain rights as a shareholder, including the right to vote the stock and/or receive dividends with respect thereto.

Bonus Stock Awards. Bonus stock awards are awards of shares of common stock granted to participants without cash consideration which may be subject to restrictions on transfer or other features similar to those applicable to awards of restricted stock and restricted stock units.

Other Stock-Based Awards. The Committee will also have the authority to grant participants other stock awards which can be in the form of shares of common stock or units with the terms and conditions of such awards to be as specified in an award agreement.

Acceleration of Vesting and Exercisability

Each award agreement shall provide for the effect of a termination of employment due to death, disability, retirement, or divestiture on the vesting, exercisability and termination of such award, and the effect, if any, of a change of control on such award.

Award Agreement

The terms of any awards under the 2005 Stock Incentive Plan are determined by the Committee and will be evidenced by a written agreement. The award agreement will specify the details of the award, the expiration date, if applicable, the number of shares or other units to which the award pertains, any conditions to the exercise of the award and such other terms and conditions as the Committee, in its discretion, determines.

Adjustment Provisions

The terms of an award and the maximum number of shares of common stock authorized for issuance under the 2005 Stock Incentive Plan will be adjusted if we subdivide as a whole the number of shares of common stock then outstanding into a greater number of shares of common stock (such as in a stock split) or consolidate as a whole the number of shares of common stock then outstanding into a lesser number of shares of common stock (such as in a reverse stock split). In addition, if the common stock is subdivided or consolidated into one or more different kinds of securities, the holders of awards will be entitled to purchase or receive (in lieu of the shares of common stock originally subject to the award) the kinds of securities into which the common stock is subdivided or consolidated.

Upon a “change in control,” as that term is defined the plan, (1) all outstanding stock appreciation rights and stock options may become immediately and fully vested and exercisable in full and (2) the restriction period on any restricted stock award may be accelerated and the restrictions will expire, in each case subject to the discretion of the Committee.

Termination and Amendment of the 2005 Stock Incentive Plan

No award may be granted under the 2005 Stock Incentive Plan after April 27, 2015. The Board of Directors may, insofar as permitted by law, with respect to any shares which are not subject to awards, suspend or discontinue the 2005 Stock Incentive Plan at any time.

The Board of Directors or the Committee may amend, suspend, or terminate the 2005 Stock Incentive Plan or any portion thereof at any time, provided that no amendment shall be made without shareholder approval (i) if such approval is necessary to comply with any tax or regulatory requirement; (ii) to lower the exercise price of an award below the exercise price on the date of grant (except reductions due to adjustments related to stock splits, reverse splits and similar changes to outstanding shares); (iii) to reprice (or cancel and regrant a new award) any outstanding award at a lower price; or (iv) if such approval is required by the exchange or quotation system on which the common stock is listed.

Federal Income Tax Consequences

The following summary constitutes a brief overview of the principal U.S. federal income tax consequences relating to awards that may be granted under the 2005 Stock Incentive Plan based on current U.S. federal income tax laws. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

Nonqualified Stock Options. An optionee generally does not recognize any taxable income at the time he or she is granted a nonqualified stock option. Upon exercise, the optionee generally recognizes taxable income measured by the excess of the then fair market value of the shares over the exercise price. 7-Eleven generally is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax imposed by Section 55 of the Internal Revenue Code. Upon a disposition of the shares of more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (1) fair market value of the shares at the date of the option exercise or (2) the sale price of the shares. Subject to certain exceptions, an option generally will not be treated as an incentive stock option if it is exercised more than three months following termination of employment. If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, such option will be treated as a nonqualified stock option as discussed above. 7-Eleven generally is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Stock Option Exercise with Shares. An optionee who pays the purchase price upon exercise of an option, in whole or in part, by delivering already owned shares of stock generally will not recognize gain or loss on the shares surrendered at the time of such delivery, except under certain circumstances relating to incentive stock options. Rather, such gain or loss recognition generally will occur upon disposition of the shares acquired in substitution for the shares surrendered.

SARs. A grant of SARs has no U.S. federal income tax consequences at the time of grant. Upon the exercise of SARs, the value of the shares and cash received is generally taxable to the grantee as ordinary income and 7-Eleven generally will be entitled to a corresponding deduction.

Restricted Stock. Generally, the grant of restricted stock has no U.S. federal income tax consequences at the time of grant. Rather, at the time the shares are no longer subject to substantial risk of forfeiture (as defined in the Internal Revenue Code), the grantee will recognize ordinary income in an amount equal to the excess of the fair market value of such shares and the price, if any, paid by the employee for such shares. 7-Eleven generally will be entitled to a deduction at the time and in the amount that the grantee recognizes ordinary income.

An employee may elect to report and recognize income at the time of grant or purchase of restricted stock by filing an election under Section 83(b) of the Code. If the employee makes a Section 83(b) election, 7-Eleven will be entitled to a deduction equal to the ordinary income reported by the employee in the year of the election, provided 7-Eleven satisfies any federal income tax withholding requirements. Upon the disposition of the common stock, the employee will recognize capital gain or loss equal to the difference between the amount realized and the sum of the income recognized by the employee as a result of the Section 83(b) election and any amounts paid by the employee for the restricted stock. Such capital gain or loss will be long-term or short-term depending on the participant’s holding period.

Dividends paid to the grantee before the shares are no longer subject to substantial risk of forfeiture will be taxed as ordinary income to the grantee. Dividends paid will not be deductible by us.

Performance Shares. In general, no taxable income is realized by a participant in upon the grant of performance share award. Such grantee generally would include in ordinary income any cash, and the fair market value of any shares of stock, paid to him pursuant to such award at the time of payment. 7-Eleven generally will be entitled to a deduction at the time and in the amount that the grantee recognizes ordinary income.

Withholding. 7-Eleven retains the right to deduct or withhold, or require the participant to remit to 7-Eleven, an amount sufficient to satisfy federal, state, local and foreign taxes, required by law or regulation to be withheld with respect to any taxable event as a result of the 2005 Stock Incentive Plan.

Payroll Taxes. In addition to ordinary income tax, amounts that are treated as wages will be subject to payroll tax and withholding.

Section 16(b). Special rules may apply with respect to employees subject to Section 16(b) of the Securities Exchange Act of 1934, as amended. Other than in the case of an incentive stock option held in accordance with the specified holding period requirements, the amount and timing of the recognition of income by an employee subject to Section 16(b) (and the concurrent deduction by 7-Eleven) on the exercise of a stock option or SAR generally will be based on the fair market value of the shares received when the restrictions of Section 16(b) lapse, unless the employee elects otherwise by making a Section 83(b) election.

Certain Limitations on Deductibility of Executive Compensation. With certain exceptions, Section 162(m) of the Internal Revenue Code limits 7-Eleven’s deduction for compensation paid to certain executive officers to $1 million per executive per taxable year unless such compensation is considered “qualified performance-based compensation” within the meaning of Section 162(m) or is otherwise exempt from Section 162(m). The 2005 Stock Incentive Plan is intended to comply with the exemptions from Section 162(m) for awards of stock options and stock appreciation rights, and it permits the Committee to grant other awards designed to qualify for these exemptions.

New Plan Benefits

The benefits to be received, if any, under the 2005 Stock Incentive Plan will depend upon the type of awards granted by the Committee, the terms of those awards, and, in the case of performance-based awards, upon achieving the performance goals established by the Committee. As such, the benefits to be received under the 2005 Stock Incentive Plan are not presently determinable.

SEC rules require that we provide the disclosure contained in the following table. Under these rules, we are required to show the awards that would have been made under the 2005 Stock Incentive Plan if the plan had been in effect during 2004. Because many of the provisions of the 2005 Stock Incentive Plan are the same as those contained in the 1995 plan, the table shows the estimated dollar value of awards actually granted to the persons (or groups of persons) indicated during 2004. The awards listed below for our covered executives are already included in the tables shown on page 29, and are not additional awards.

7-Eleven, Inc. 2005 Stock Incentive Plan (subject to shareholder approval) New Plan Benefits

		Number of Units
Name and Position	Dollar Value ($)(1)	Options(2)	Restricted Stock Units(3)	Restricted stock awards(4)
James W. Keyes President and Chief Executive Officer	1,082,285	170,000	10,097	0
Gary R. Rose Executive Vice President and Chief Operating Officer	437,841	70,000	3,675	0
Edward W. Moneypenny Senior Vice President and Chief Financial Officer	363,775	55,000	4,110	0
Bryan F. Smith, Jr. Executive Vice President, General Counsel and Secretary	438,157	70,000	3,695	0
David M. Podeschi Senior Vice President, Merchandising	226,603	35,000	2,313	0
Executive Officer Group(5)	2,618,942	413,000	23,890	0
Non-Executive Officer Employee Group	6,527,395	974,900	0	45,000

(1)	Represents combined value of stock option grants made in 2004 (shown in the 2004 Options Grant table on page 29) and restricted stock units granted in 2004 (shown in the Summary Compensation table on page 28) and restricted stock awards granted in 2004. Stock options have been valued at the grant date using the Black-Scholes valuation model. Restricted stock units and restricted stock awards have been valued at the NYSE closing price of 7-Eleven common stock on the date of grant.
(2)	Represents options granted to the Named Executives on January 21, 2004. The options generally vest and become exercisable in cumulative installments of one-third of the number of shares upon the first three anniversaries of the date of grant so long as the officer remains an employee of 7-Eleven or its affiliates on such anniversaries.
(3)	Represents restricted stock units awarded on February 19, 2004, as payment in lieu of cash of a portion of bonuses for 2003 performance.
(4)	Represents restricted stock awards in 2004. In general, the restrictions on these awards lapse ratably on the first through fourth anniversaries of the grant date.
(5)	Includes the five executives named above and the Company’s principal accounting officer.

Voting Information

The affirmative vote of a majority of the shares represented and entitled to vote at the meeting is required to approve the 2005 Stock Incentive Plan. Your broker may vote your shares on this matter only if you give voting instructions. An abstention from voting and broker non-votes will be included in computing the number of shares present for purposes of determining the presence of a quorum for the Annual Meeting and whether the affirmative vote of a majority of the shares present at the meeting has been received, but will not be counted as a vote either “for” or “against” the approval of the 2005 Stock Incentive Plan. Abstentions and broker non-votes are functionally equivalent to a vote against the proposal.

If the proposal is approved, 5,000,000 shares will be registered under the Securities Act of 1933, as amended, and will be available for issuance under the 2005 Stock Incentive Plan.

The Board of Directors recommends a vote FOR the approval of the 7-Eleven, Inc. 2005 Stock Incentive Plan.

PROPOSAL 4: APPROVAL OF AMENDED AND RESTATED 7-ELEVEN, INC. STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

Background

The Amended and Restated 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors, referred to as the Director Stock Plan, was adopted in 1998 and amended in 2003. Currently, the Director Stock Plan gives our non-employee directors the option to receive all, none or a portion of their directors’ fees in shares of common stock instead of cash and authorizes the grant of stock options and restricted stock awards to independent directors, as defined in the Director Stock Plan. As of March 4, 2005, 240,000 shares had been reserved for issuance under the Director Stock Plan and, of those, approximately 182,000 shares had been issued or were subject to outstanding awards. As a result, as of March 4, 2005, only approximately 58,000 shares remain available for issuance under the Director Stock Plan.

Proposal

We propose to amend the Director Stock Plan to (i) increase the number of shares of common stock available for issuance by 300,000 shares, for a total of 540,000 shares authorized under the Director Stock Plan and (ii) authorize the grant of restricted stock and stock option awards to all non-employee directors. On January 19, 2005, the Board of Directors unanimously approved these amendments, subject to shareholder approval at this Annual Meeting.

Purpose of the Director Stock Plan

The Board of Directors believes our continued success depends on our ability to attract and retain directors who are highly qualified and motivated and that the Director Stock Plan furthers achievement of those goals. The purpose of the Director Stock Plan is to provide a variety of ways for non-employee directors to acquire shares of common stock without purchasing such shares in the public securities market. 7-Eleven believes that it is in the best interests of its shareholders for the directors to increase their ownership of common stock and equity equivalents.

Summary of the Director Stock Plan

The following summary of the principal features of the Director Stock Plan as proposed to be amended is qualified in its entirety by reference to that plan, a copy of which is attached hereto as Appendix B and incorporated herein by reference.

Under the Director Stock Plan, non-employee directors may elect to receive all, none or a portion of their directors’ fees in shares of common stock, instead of cash, and we may also grant awards to non-employee directors as part of their directors’ fees. A non-employee director electing to participate in the stock in lieu of cash portion of the Director Stock Plan must submit an election agreement designating the percentage or amount of his or her director’s fee, if any, which he or she desires to receive in shares of common stock instead of cash. The shares of common stock are then issued to the non-employee directors at the end of the calendar quarter during which the directors’ fees are earned. Such shares cannot be sold or transferred for at least six months following the date of issuance.

The Director Stock Plan currently authorizes the Board of Directors to grant restricted stock and stock option awards to those non-employee directors who satisfy the criteria as an independent director as defined in the Director Stock Plan. If the proposal is approved by the shareholders, the Board of Directors will have the ability to grant restricted stock and options to acquire common stock to all non-employee directors, regardless of whether they are determined to be independent directors.

Administration of Director Stock Plan

The Director Stock Plan is administered by the Board of Directors, which may delegate authority to a committee; however, such committee may not have authority to determine how many shares shall be awarded to any non-employee director or determine eligibility to participate in the Director Stock Plan. The Board of Directors may authorize the committee to interpret the Director Stock Plan and to prescribe, amend and rescind such rules and regulations relating to the Director Stock Plan, as may be deemed advisable to protect the interest of 7-Eleven in connection with the operation of the Director Stock Plan, and to make all other determinations necessary or advisable for the administration of the Director Stock Plan, but only to the extent not contrary to the express provisions of the Director Stock Plan. The Board of Directors has not delegated its authority to a committee.

Eligibility and Participation

Each non-employee director, as defined in the Director Stock Plan, is eligible to participate in the Director Stock Plan. As of the date of this proxy statement, eight of the ten directors nominated to serve for the ensuing year are non-employee directors and therefore eligible to receive all or a portion of their directors’ fees in stock. Currently, only independent directors, as defined in the Director Stock Plan, are eligible to receive stock options and restricted stock awards. As of the date of this proxy statement, five of the ten directors nominated to serve for the ensuing year are independent directors for purposes of the Director Stock Plan. If the proposal is approved, all eight of the non-employee directors, whether or not independent for purposes of the Director Stock Plan, will be eligible to receive awards of restricted stock and stock options.

Election to Receive Stock

Participation in the stock in lieu of cash provisions of the Director Stock Plan is voluntary. A non-employee director who elects to participate must complete and file and election agreement with the secretary of 7-Eleven prior to the beginning of the calendar quarter to which the election relates. Any election will apply only to directors’ fees earned after the effective date of that election. The election agreement must specify the amount (all, none, a specific percentage or specific dollar amount) of director’s fees that the director wishes to receive in shares of common stock instead of cash. Once an election agreement is filed, it remains in effect for subsequent calendar quarters until the non-employee director amends it by filing a new election agreement or revokes it by filing a statement of revocation with the secretary.

Stock and Option Issuances

The number of shares of common stock to be issued to non-employee directors who elect to receive stock in lieu of a portion of their directors’ fees is equal to the number of shares of common stock that could be purchased at the closing price of the common stock on the last day of the calendar quarter during which the director’s fees were earned with the dollar amount of the director’s fees that are being paid in common stock.

The Board of Directors is empowered to determine the number and amount of any stock option and restricted stock awards to non-employee directors.

Deferral of Receipt of Common Stock

A non-employee director may choose to defer receipt of common stock in lieu of cash director’s fees until the earlier of (a) the first of the month following the date that the director’s service as a director ends or (b) a specific date selected by the director, which may not be earlier than the January 1 immediately following the first full calendar year after the date the non-employee director makes the election to defer receipt of any common stock.

To defer receipt of any common stock, the non-employee director must complete and furnish a deferral agreement to the secretary. The non-employee director may terminate or amend the deferral agreement at any time by providing 7-Eleven written notice, but the termination or amendment is deemed effective only with respect to compensation earned in quarter following the date of the termination or amendment.

Certificates for Shares of Common Stock; Restrictions on Transfer

When shares are issued in lieu of cash, a certificate representing the shares is issued in the name of the non-employee director, individually, or upon his or her request, in the name of another person or entity that has been assigned the director’s fees, and is delivered within ten days after the end of the calendar quarter for which the fees are being paid. The certificate issued will contain a restrictive legend stating that the shares represented by the certificate cannot be transferred for six months following the date of issuance of the certificate, unless we waive the restriction or unless the director has elected a longer period of restriction under a deferral agreement. The restriction automatically lapses at the end of the six-month period or such longer period as the director has elected.

In the case of restricted stock awards, upon the grant of an award, a certificate representing the restricted shares is issued in the in the name of the non-employee director, individually, or upon his or her request, in the name of another person or entity that has been assigned the restricted stock, and is delivered within ten days of grant of the award. The certificate issued will contain a restrictive legend stating that the shares represented by the certificate have been issued pursuant to the Director Stock Plan and cannot be transferred until the first day of the month following the date that the director ceases to serve as a director of 7-Eleven, unless the restriction is waived by 7-Eleven.

Under current law, if any shares are issued under the Director Stock Plan to a person or entity other than the individual non-employee director, such shares are not eligible to be registered on Form S-8; therefore, any shares so issued will be unregistered and may not be sold or transferred except pursuant to a valid exemption from registration (for example, in compliance with all the applicable provisions of Rule 144 under the Securities Act).

Stock Subject to the Director Stock Plan

Currently, 240,000 shares of common stock are authorized for issuance under the Director Stock Plan. As of March 4, 2005, approximately 128,000 shares of common stock had been issued and 54,000 shares were reserved for issuance under outstanding awards. As a result, only approximately 58,000 shares remain available for issuance under the Director Stock Plan.

The Board of Directors has approved an amendment to the Director Stock Plan, subject to shareholder approval at this Annual Meeting, to increase the number of authorized shares under the Director Stock Plan by 300,000 shares, for a total of 540,000 shares authorized for issuance under the Director Stock Plan. The NYSE closing price of a share of our common stock on March 15, 2005, was $24.88.

Shares of common stock that are issued under the Director Stock Plan shall be fully paid and non-assessable. No fractional shares may be issued, and to the extent that the calculation of the number of shares to be issued to a non-employee director under the Director Stock Pan results in a fractional share, the number of shares to be issued shall be rounded up to the next whole share. We must at all times during the term of the Director Stock Plan retain as authorized and unissued common stock at least the number of shares from time to time as may be issued under the Director Stock Plan or otherwise assure ourselves of our ability to perform our obligations under the Director Stock Plan. Shares of common stock issued pursuant to the Director Stock Plan may be shares of original issuance, treasury shares or a combination of the two, as the Board of Directors, in its discretion, shall from time to time determine.

Adjustments upon Changes in Common Stock

Upon the issuance to a non-employee director of a certificate representing shares of common stock, the director becomes the owner thereof for all purposes and has all rights as a shareholder, including voting rights and the right to receive dividends and distributions. These shares shall be subject to any stock splits and other similar actions, subject to the restrictions of the Director Stock Plan and any restrictions imposed by law. If we pay or declare a dividend or make a distribution of any kind, whether due to a reorganization, recapitalization or otherwise, or declare a stock split or take other similar action with respect to the shares of our common stock, then we must pay or make such dividend or other distribution or take such other action with respect to the shares owned by the non-employee director. If we effect a split of our common stock or declare a dividend payable in common stock, or if our outstanding common stock is combined into a smaller number of shares or are in any way changed between the time that the director’s fees subject to the Director Stock Plan are earned but before the shares are issued, then the number of shares of common stock issued to the non-employee director shall be increased or decreased proportionately or shall be exchanged or modified as if the shares had been issued just prior to the record date for the event requiring the change.

In the event of other reclassifications of the common stock, or in the event of a liquidation or reorganization (including a merger, consolidation, or sale of assets), the Board of Directors shall make an appropriate adjustment in the number of shares of common stock then subject to issuance under the Director Stock Plan. The Board of Directors will make such adjustments, if any, as it may deem appropriate in the number and kind of shares that are authorized for issuance or are issuable pursuant to the Director Stock Plan.

Designation of Beneficiary

Each non-employee director who elects to participate in the Director Stock Plan shall name a beneficiary to receive any shares due him at the time of his death, with the right to change his beneficiary at any time. If a director fails to designate a beneficiary or the designated beneficiary dies without a designated successor beneficiary, the shares shall be issued to the estate of the non-employee director.

Amendment or Termination of Director Stock Plan

The Board of Directors may at any time suspend, terminate, amend, or modify the Director Stock Plan. The Director Stock Plan shall continue until the earliest of the following to occur: (a) December 31, 2008; (b) the date on which all shares reserved for issuance under the Plan have been issued; or (c) the date the Director Plan is terminated by a resolution of the Board of Directors.

Tax Effects of Participation in the Director Stock Plan

Based on existing law, which is subject to change, the Director Stock Plan is not a “qualified” plan as defined in Section 401(a) of the Internal Revenue Code of 1986, as amended. Any stock received by a non-employee director under this plan will be reported as compensation when received by the non-employee director.

New Plan Benefits

The benefits to be received, if any, under the Director Stock Plan as proposed to be amended will depend upon each non-employee director’s election as to the amount, if any, of directors’ fees to receive in stock in lieu of cash, the type of awards granted by the Board of Directors, and the terms of those awards. As such, the benefits to be received under the Director Stock Plan are not presently determinable.

SEC rules require us to provide the disclosure contained in the following table. Under these rules, we are required to show the awards that would have been made under the Director Stock Plan as amended, if the amended plan had been in effect during 2004. As many of the provision of the Director Stock Plan as proposed are similar to those currently contained in the plan, the table shows the estimated dollar value of awards actually granted to the group of non-employee directors indicated during 2004. However, non-employee directors who did not meet Director Stock Plan’s definition of “independent director” in 2004 were not eligible for awards of stock options or restricted stock. Employees serving on the Board of Directors were not and will not be eligible to participate in the Director Stock Plan and, therefore, are excluded from the table on the following page.

Amended and Restated 7-Eleven Stock Compensation Plan for Non-Employee Directors (amendments subject to shareholder approval) New Plan Benefits
		Number of Units
Name and Position	Dollar Value ($)(1)	Shares in Lieu of Director Fees(2)	Options(3)(4)	Restricted Stock (3)(5)
Non-Executive Director Group	597,349	12,349	30,000	10,000

(1)	Represents combined value of shares acquired in lieu of director fees, shares of restricted stock granted in 2004 and stock option grants in 2004. Shares received in lieu of directors’ fees have been valued as of the last trading day of the quarter to which the fees pertain. Stock options have been valued at the grant date using the Black-Scholes valuation model. Shares of restricted stock have been valued at the NYSE closing price of 7-Eleven common stock on April 30, 2004, of $16.10, the last trading day before the May 1, 2004, grant date of those shares.
(2)	During 2004, all non-employee directors were eligible to elect the stock in lieu of cash option. Share amounts shown represents shares of common stock acquired by all non-employee directors as a group in lieu of receiving cash director fees.
(3)	During 2004, only those non-employee directors satisfying the definition of independent director under the Director Stock Plan were eligible for stock option awards and restricted stock awards. During 2004, five of the non-employee directors qualified as independent directors for purposes of the Director Stock Plan. If the proposal is approved by the shareholders at the Annual Meeting, all non-employee directors will be eligible for stock option and restricted stock awards under the Director Stock Plan.
(4)	Represents options granted to independent directors on May 1, 2004. The options generally vest and become exercisable six months after the date of grant.
(5)	Represent restricted stock awards granted to independent directors on May 1, 2004. The restrictions against transfer lapse on the first day of the month following the director’s retirement.

Voting Information

The affirmative vote of a majority of the shares represented and entitled to vote at the meeting is required to approve the proposed amended and restated Director Stock Plan. Your broker may vote your shares on this matter only if you give voting instructions. An abstention from voting and broker non-votes will be included in computing the number of shares present for purposes of determining the presence of a quorum for the shareholders meeting and whether the affirmative vote of a majority of the shares present at the meeting has been received, but will not be counted as a vote either “for” or “against” the approval of the amended and restated Director Stock Plan. Abstentions and broker non-votes are functionally equivalent to a vote against the proposal.

If the proposal is approved, 300,000 additional shares will be registered under the Securities Act of 1933, as amended, and will be available for issuance under the Director Stock Plan.

The Board of Directors recommends a vote FOR the approval of the Amended and Restated 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers’ Compensation

The functions of our Compensation and Benefits Committee include:

•	Determining, after consultation with the Board (1) the compensation of the chief executive officer and (2) upon the recommendation of the chief executive officer, the compensation of the Company’s other executive officers;

•	Administering and taking all action required or permitted to be taken by the Board under any Company stock-based incentive plans (including the approval of management recommendations for grants of options under any such plans and determination of the appropriate grants for the Company’s chief executive officer);

•	Reviewing and making recommendations to the Board regarding the Company’s planning for management succession and advancement;

•	Reviewing the compensation of members of the Board for service both on the full Board and any committees thereof, and recommending to the Board any changes to compensation of Board members;

•	Reviewing and making recommendations to the Board regarding the level, coverage, and competitiveness (based on industry data) of the Company’s compensation (including salary and bonus), incentives (both current and long-term), benefits (including Profit Sharing, group health coverage, disability coverage and life insurance benefits, and use of Company stock in option, bonus, or appreciation arrangements), and other perquisites; and

•	Undertaking such other functions as are assigned to the Committee by the Board.

Our executive officers, as well as all other management personnel, receive annual compensation consisting of (1) base salary and (2) variable pay under our Annual Performance Incentive plan. The amount paid under our Annual Performance Incentive plan is based upon the employee’s or officer’s base salary, pay grade and the achievement of certain pre-established performance criteria each year, as more fully described in the Report of the Compensation and Benefits Committee, pages 32 to 35.

The following table shows the compensation paid or earned during 2004 by our Chief Executive Officer and our next four most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
	Annual Compensation			Other Annual Compen- sation($)(ii)	Awards	Options/ SARs(#)	Payouts	All Other Compen- sation($)(iii)
Name and Principal Position in 2004	Year	Salary ($)	Bonus ($)(i)		Restricted Stock Awards($)		LTIP Payouts($)
James W. Keyes Director; President and Chief Executive Officer	2004 2003 2002	748,750 645,000 546,250	870,422 653,062 666,188	N/A N/A N/A	-0- -0- 912,000	170,000 250,000 271,000	-0- -0- -0-	$19,574 18,500 12,076

Gary R. Rose Executive Vice President and Chief Operating Officer (iv)	2004 2003 2002	410,000 352,125 306,375	381,300 237,684 254,362	N/A N/A N/A	-0- -0- 91,200	70,000 84,000 84,000	-0- -0- -0-	$18,236 17,537 12,854

Edward W. Moneypenny Senior Vice President and Chief Financial Officer	2004 2003 2002	418,750 393,750 343,750	324,531 265,781 292,188	N/A N/A N/A	-0- -0- 104,200	55,000 80,000 50,000	-0- -0- -0-	$5,835 5,297 1,215

Bryan F. Smith, Jr. Executive Vice President, General Counsel and Secretary	2004 2003 2002	390,000 354,000 327,000	302,250 238,950 271,575	N/A N/A N/A	-0- -0- 91,200	70,000 84,000 90,000	-0- -0- -0-	$18,298 17,591 13,259

David M. Podeschi Senior Vice President, Merchandising	2004 2003 2002	280,000 246,208 203,375	195,300 149,572 148,782	N/A N/A N/A	-0- 115,000 -0-	35,000 70,000 30,000	-0- -0- -0-	$17,868 17,137 10,444

(i)	The “Bonus” total for each of the named executive officers in 2004 was paid 100% in cash. The “Bonus” total for each of the named executive officers in 2003 and for each of the named executive officers in 2002 (excluding Mr. Podeschi, whose 2002 bonus was paid 100% in cash) includes the value of restricted stock units granted in lieu of cash for a portion (25% of the 2003 bonus and approximately 34% of the 2002 bonus) of the executive’s bonus under the Company’s Annual Performance Incentive Plan for the respective year.
(ii)	No “Other Annual Compensation” is shown because the total amounts paid for perquisites in 2002, 2003 and 2004 to the five named executive officers did not exceed the lesser of $50,000 or 10% of the named executive officer’s salary and bonus for such years.
(iii)	The amounts shown for 2004 include (a) the amount of any Company contribution to the executive officer’s account in the 7-Eleven, Inc. Employees’ Savings and Profit Sharing Plan (the “Savings and Profit Sharing Plan”), a Section 401(k) defined contribution plan with more than 15,000 participants, which for 2004 was as follows: $3,944 for Messrs. Keyes, Rose, Smith and Podeschi and $3,482 for Mr. Moneypenny; (b) the amount of any contribution to the executive officer’s account under the Company’s Supplemental Executive Retirement Plan, which for 2004 was as follows: $12,870 for Messrs. Keyes, Rose, Smith and Podeschi and $722 for Mr. Moneypenny; and (c) for each executive officer, the full premiums paid for basic term life insurance under our group plan for all employees, which for 2004 were as follows: $2,760 for Mr. Keyes, $1,422 for Mr. Rose, $1,631 for Mr. Moneypenny, $1,484 for Mr. Smith and $1,054 for Mr. Podeschi.
(iv)	Mr. Rose, an Executive Vice President of the Company since 2002, received the additional title of Chief Operating Officer as of May 1, 2004.

Option/SAR Grants in 2004 Fiscal Year

In 1995 our Board of Directors unanimously approved the adoption of the 1995 Stock Incentive Plan, which was approved by our shareholders in 1996. Pursuant to the Stock Incentive Plan, during 2004 the Compensation and Benefits Committee approved approximately 100 awards of nonqualified stock options, including each of the named executive officers. In the aggregate, these grants permit participants to purchase a total of 1,387,900 shares of our common stock. The options vest ratably on the first through third anniversaries of the grant date.

The following table provides information on the number of options granted during 2004, the exercise price and expiration date of the options and our calculation of the options’ present value as of the date of grant.

Option Grants in 2004 Fiscal Year

Individual Grants					Grant date present value $(ii)
Name	Number of Securities Underlying Options/SARs Granted (#)(i)	Percent of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)	Expiration Date
James W. Keyes	170,000	12.2%	$16.21	01-21-14	$919,020

Gary R. Rose	70,000	5.0%	$16.21	01-21-14	$378,420

Edward W. Moneypenny	55,000	4.0%	$16.21	01-21-14	$297,330

Bryan F. Smith, Jr.	70,000	5.0%	$16.21	01-21-14	$378,420

David M. Podeschi	35,000	2.5%	$16.21	01-21-14	$189,210

(i)	The options granted during 2004 vest ratably on each of the first through third anniversaries of the grant date.
(ii)	We calculated grant date present values using the Black-Scholes pricing model. For these grants, we employed the following assumptions: (a) expected volatility of 46%; (b) risk-free rate of return of 2.28%; (c) dividend yield of 0.00%, and (d) expected option term of 3.0 years. We did not apply a discount for nontransferability for any of the grants.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values

The following table provides information on the number of options outstanding under the 1995 Stock Incentive Plan, as well as the value of unexercised options, both exercisable and unexercisable, under the plan.

AGGREGATED OPTION/SAR EXERCISES IN 2004 FISCAL YEAR

AND 2004 YEAR-END OPTION/SAR VALUES

Name	Acquired on Exercise (#)	Value Realized($)	Number of Securities Underlying Unexercised Options/ SARs at Fiscal Year End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End($)(iii)(iv
			Exercisable(i)	Unexercisable(ii)	Exercisable	Unexercisable
James W. Keyes	190,000	$1,685,748	824,400	572,600	$8,386,872	$7,662,358
Gary R. Rose	69,080	664,426	146,216	195,600	1,537,913	2,540,576
Edward W. Moneypenny	—	—	36,000	149,000	543,720	1,924,080
Bryan F. Smith, Jr.	136,920	1,179,945	172,184	199,200	1,670,167	2,593,964
David M. Podeschi	10,000	48,130	87,480	111,000	1,055,824	1,519,820

(i)	The exercisable options shown are held pursuant to the 1995 Stock Incentive Plan (pursuant to which all of the options granted between 1995 and 2000, 80% of the options granted in 2001, 40% of the options granted in 2002 and 20% of the options granted in 2003 were exercisable as of December 31, 2004).
(ii)	The unexercisable options shown are Nonqualified Stock Options granted in 2001, 2002, 2003 and 2004 under the 1995 Stock Incentive Plan, at an exercise price of $10.92 per share, $9.12 per share, $6.88 per share, and $16.21 per share, respectively. The options granted in 2001, 2002 and 2003 vest ratably on each of the first through fifth anniversaries of the grant date. The vesting of options granted in 2001 has been accelerated by one year under the terms of the applicable award agreements, based on our achievement of specified share price targets for our common stock. The options granted in 2004 vest ratably on the first through third anniversaries of the grant date.
(iii)	Our named executive officers do not hold any SARs. We have no SARs currently outstanding.
(iv)	Based upon the closing price of $23.95 on the NYSE on the last business day of our fiscal year.

Defined Benefit or Actuarial Plan Disclosure

We do not maintain a defined benefit pension plan for our employees. We do maintain an Executive Protection Plan, covering approximately 120 executives, including each of the named executive officers. This plan provides three benefits:

(1)	A pre-retirement death benefit, payable in a lump sum to an executive’s designated beneficiary if the executive dies before retirement, equal to 200% of the executive’s “annual compensation,” as determined for plan purposes;

(2)	A retirement income benefit, payable in annual installments for life following an executive’s retirement at age 60 (or later, but in any event with at least 10 years of service prior to retirement), each installment equal to 15% of the executive’s “annual compensation,” as determined for plan purposes (if the executive retires after reaching age 50 but before age 60, a reduced benefit is payable; similarly, if an executive selects the “joint and survivor” option under the plan, the amount of the annual installment is reduced to reflect the potential increase in the payout period); and

(3)	Disability income in excess of the amount provided under our group long-term and short-term disability plans. If the executive becomes disabled while a participant in this plan, the total amount paid to the executive as disability benefits, assuming the executive is covered under our group disability plans, will equal 80% of the executive’s “annual compensation” prior to the disability.

We fund the benefits primarily through our general assets and certain life insurance policies.

Under the plan’s provisions, the “annual compensation” on which benefits are calculated for all participants, including each of the named executive officers, is based upon the executive’s annualized base salary, plus the target Annual Performance Incentive for the executive’s salary grade, at the time we prepare the executive’s benefits statement. From time to time, we may update the benefits statements to reflect increases in our executives’ compensation.

As of January 1, 2005, we amended the Executive Protection Plan to change the benefits paid to participants who hold positions below the Vice President level. As amended, the Executive Protection plan caps the “annual compensation” for these participants at their base salary and target Annual Performance Incentive potential as of December 31, 2004. The amended plan also caps the percentage of these participants’ “annual compensation” used to calculate the retirement income benefit.

For each named executive officer, the annual installment of salary continuation, assuming retirement at or after age 60 and no adjustments to annual compensation between 2004 and retirement, would be as follows: Mr. Keyes—$203,438; Mr. Rose– $102,000, Mr. Moneypenny – $95,625; Mr. Smith—$90,000; and Mr. Podeschi—$63,075. The plan allows the executive to select a “joint and survivor” benefit for the annual installments of salary continuation. If the executive selects this option, we reduce the amount of the annual installments to reflect the potential increase in the payout period.

Under the plan, normal retirement age is 60; however, if an executive retires between the ages of 50 and 60, a reduced benefit is payable under the plan. At age 50, the benefit is 50% of what would have been paid at age 60; the benefit increases to 55% at age 51 and increases in 5% increments per year thereafter up to age 60. There is a 10-year service requirement before any salary continuation is payable under the plan.

ARRANGEMENTS RELATED TO TERMINATION OF EMPLOYMENT

As of January 28, 2005, we have entered into employment agreements (the “Employment Agreements”) with Messrs. Keyes, Rose, Smith and Podeschi (the “Executives”). The Employment Agreements have an initial term of three years and automatically renew for successive one-year terms unless either party gives notice of termination at least 90 days before the expiration of the then-current term.

The Employment Agreements address the rights of the Executives to payments and other benefits following termination under certain circumstances. These benefits range from a Voluntary Termination—in which case the Employment Agreement provides the Executive Officer no benefits beyond those provided to management employees generally—to an Involuntary Termination or Good Reason Termination, in which case the Executive will be entitled to continued base salary and targeted bonus for a period ranging from two years (in the case of our Senior Vice Presidents) to three years (in the case of Mr. Keyes) and certain other benefits as specified in the Employment Agreements.

In addition, the Employment Agreement with Mr. Keyes requires us to make an additional payment to him if any payment under the Employment Agreement is treated under the Internal Revenue Code as contingent on a change of ownership or control of the Registrant or in the ownership of a substantial portion of our assets. In that event, the Employment Agreement with Mr. Keyes requires that we provide him with an additional payment to cover any excise taxes that may be owed, including any taxes triggered by the additional payment.

The Employment Agreements also contain noncompetition and confidentiality provisions and other provisions customarily found in executive employment agreements. The Employment Agreements are attached as exhibits to our annual report on Form 10-K for the year ended December 31, 2004.

Directors’ Compensation

For information about compensation of the Board of Directors, see “Information About The Board of Directors and Committees of the Board — Compensation of Directors,” page 6.

Compensation Committee Interlocks and Insider Participation

The members of the Board’s Compensation and Benefits Committee are independent from the Company and free from any interlocking relationships as defined by the SEC.

BOARD COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Introduction

The Compensation and Benefits Committee (the “Committee”) establishes and administers the Company’s executive compensation program. During 2004, the Committee was composed of four directors: Messrs. Arai, Chai, Fernandes and Platt. The Company’s Board of Directors has determined that each of the Committee members is independent from the Company in accordance with the NYSE corporate governance rules.

Executive compensation program objectives

The objectives of the Company’s executive compensation program are to:

•	Provide competitive total compensation opportunities that help attract, reward and retain critical talent;

•	Establish a direct link between operational performance that creates shareholder value, individual/team performance, and rewards;

•	Foster and support an entrepreneurial culture where executives “think and act like owners”;

•	Create a sense of focus, urgency and accountability around key business objectives; and

•	Align interests and objectives of shareholders and value-creating employees to drive company growth and create shareholder value.

The components of the Company’s executive compensation program include base salary, the Annual Performance Incentive Plan, stock-based incentives, and other executive benefits. A description of each of the components follows.

Base salary

The Committee has recognized that the overall compensation for the Company’s chief executive officer, including base salary, has in past years been significantly below the market level for companies of comparable size, and remains below the market level. The Committee has made substantial progress in closing this gap and intends to continue that progress over the next few years.

For 2004, the Committee approved an increase of $105,000 to the annualized base salary of the Company’s president and chief executive officer, James W. Keyes. The increase raised Mr. Keyes’s annualized base salary to $775,000, effective April 1, 2004. In recommending this increase, the Committee considered (i) overall financial, strategic and operational company performance, (ii) individual performance; (iii) market data for peer companies and (iv) certain additional factors within the Committee’s discretion. These factors were not independently assigned specific weights.

Annual Performance Incentive plan

The key portion of an executive officer’s variable pay at 7-Eleven is the Company’s Annual Performance Incentive Plan (“API Plan”). The API Plan rewards executive officers and other managers by paying a percentage of the manager’s base salary based upon the Company’s operating earnings for the year. For 2004, Mr. Keyes’s targeted API potential was 75% of his base salary. Under the API Plan, Mr. Keyes’s award for 2004 would have been:

•	Zero, if the Company fell short of a pre-established threshold;

•	Less than 100% of his full API potential, if the Company achieved the pre-established threshold for operating earnings but fell short of its budgeted core earnings for the year;

•	100% of his targeted API potential—$561,562—if the Company achieved its budgeted core earnings for the year; or

•	More than 100% and up to 200% of his targeted API potential—$561,562 to $1,123,125—if the Company exceeded its budgeted core earnings.

The Company significantly exceeded its budgeted core earnings for 2004. As a result, Mr. Keyes received an API award equal to 155% of his targeted API potential, or approximately $870,000.

Stock-based incentives

The 1995 Stock Incentive Plan permits the Company to award a variety of stock-based incentives, including options, stock units, restricted stock, phantom stock and stock appreciation rights. The Company’s executive officers and other key employees have received grants of options under the plan each year beginning in 1995. About 7 million shares of the Company’s authorized but unissued common stock are now subject to outstanding options.

The Committee has established a long-term incentive program for its five most highly compensated executive officers that uses shares authorized and available for issuance under the 1995 Stock Incentive Plan. The long-term incentive program consists of (i) annual grants of stock options and (ii) the opportunity to earn restricted stock units upon the achievement of Committee-approved financial goals covering a three-year performance period.

The first three-year performance period began on January 1, 2002, and ended on December 31, 2004. Based on the financial targets approved by the Committee, the executives who were eligible for an award corresponding to the 2002-04 performance period received awards ranging from 25,960 to 83,072 restricted stock units, each of which is convertible into a share of the Company’s common stock on (i) the first day of the month following the executive’s separation from the Company or (ii) another date selected by the executive. Additional three-year performance periods began on the first day of 2003, 2004 and 2005.

No new awards may be made under the 1995 Stock Incentive Plan after December 31, 2005. Therefore, subject to shareholder approval, the Company’s Board of Directors has approved a replacement plan—the 2005 Stock Incentive Plan—and is recommending that the Company’s shareholders approve the replacement plan at the 2005 Annual Meeting of Shareholders. See Proposal 3, pages 15 to 21.

Other executive benefits

The Company also offers an Executive Protection Plan for its executive officers and certain other key employees. The plan is described more fully on pages 30 and 31 of this proxy statement.

In February 1998, the Company adopted the Supplemental Executive Retirement Plan for Eligible Employees to assist the Company’s executive officers and other key employees in planning for retirement. Participants may defer up to 12% of their income into their plan account until their retirement or another date the participant selects. The deferred amounts earn interest, set each December at 120% of the federal long-term rate for compounding annually.

The Company has the option to match a portion of the participant’s deferrals to the plan. The Company match may approximate the sum that federal nondiscrimination testing requirements prevent the employee from receiving under the 7-Eleven, Inc. Employees’ Savings and Profit Sharing Plan. For 2004, the Company elected to match a portion of deferrals made by executives under the plan during that year. The amount of the Company match is included in the footnotes to the executive compensation table on page 28 of this proxy statement.

Two additional benefit programs complete the compensation package for the Company’s executives. 7-Eleven’s Executive Physical Program pays the cost of a comprehensive annual physical examination for the Company’s executive officers and other covered executives. The Company’s Executive Car Allowance Program provides a monthly payment intended to cover or subsidize an executive’s use of an automobile.

Stock ownership guidelines

During 2002, the Committee adopted stock ownership guidelines applicable to executive officers at and above the level of senior vice president. The guidelines are designed to increase these officers’ equity stake in the Company and more closely align their interests with those of our shareholders. The guidelines range from three to five times annual base salary. Absent unusual circumstances, the executives will be expected to comply with the stock ownership guidelines by November 2007, which is five years following the date the Committee first approved the guidelines.

Tax deductibility of compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a $1 million cap on the amount that a publicly traded corporation may deduct for compensation paid to each of its top five most highly compensated executive officers employed by the Company on the last day of the Company’s fiscal year. “Performance-based compensation”—compensation approved by the Company’s shareholders and administered by the Committee in accordance with IRS regulations—is excluded from the $1 million cap.

The Committee’s goal is to ensure that awards paid under the API Plan qualify as performance-based compensation and are therefore fully deductible by the Company for income tax purposes. At the 2004 Annual Meeting of Shareholders, the shareholders approved the API Plan as required by Section 162(m). The payments made under the API Plan to the Company’s five most highly compensated executive officers for 2004 and later years will therefore be fully deductible by the Company.

In addition, the Committee has established procedures to ensure that the Company may fully deduct any expense associated with the restricted stock units that the executive officers may earn in connection with the three-year performance periods described above in the section entitled “Stock-based incentives.”

Compensation and Benefits Committee

Lewis E. Platt, Chairman

Yoshitami Arai

Jay W. Chai

Gary J. Fernandes

PERFORMANCE GRAPH

The Performance Graph, below, shows the value, at year-end 2000, 2001, 2002, 2003 and 2004, of a $100 investment in our common stock on January 1, 2000. Also shown are the values, assuming $100 invested in the New York Stock Exchange Market Index and a peer group index selected by us consisting of two publicly traded convenience store companies (Casey’s General Stores, Inc. and The Pantry Inc.) and two food retailers (The Kroger Co. and Safeway, Inc.), also beginning on January 1, 2000, and at year-end 2000, 2001, 2002, 2003 and 2004. In previous years, our peer group also included Uni-Marts, Inc., but Uni-Marts became private in July 2004 and therefore is no longer included in our peer group. We may decide, in future years, to change the composition of the peer group if we believe that better comparative data is available.

The total return performance shown on the graph is not necessarily indicative of future total return performance.

Assumes $100 Invested on January 1, 2000

Assumes Dividend Reinvested

Fiscal Year-End December 31

Company	Market value ($) at December 31
	2000	2001	2002	2003	2004
7-Eleven, Inc.	98.24	131.48	84.21	180.21	268.90
Peer Group	159.07	113.78	73.53	80.77	75.77
Broad Market	102.38	93.26	76.18	98.69	111.45

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Commercial Paper

We have a commercial paper program under which we can issue up to $650 million depending upon our needs. The commercial paper facility is unconditionally guaranteed by Ito-Yokado. IY has agreed to continue through 2006 both the guarantee of all commercial paper that we issue and the waiver of its contractual right to receive from us a guarantee fee of 0.5% per year (accruing on a daily basis) on the face amount of commercial paper outstanding.

Seven-Eleven Japan Notes

In January 2003, we entered into a note purchase agreement with Seven-Eleven Japan that authorized the issuance and sale of up to $400 million aggregate principal amount of Senior Subordinated Notes due 2010 (“SEJ Notes”), which we issued and Seven-Eleven Japan purchased in multiple tranches. The SEJ Notes are subordinate to all obligations outstanding under our revolving credit facility. On January 10, 2003, we received $100 million from Seven-Eleven Japan under the note purchase agreement; the interest rate on this tranche is 3.41%. On July 9, 2003, we received the remaining $300 million from Seven-Eleven Japan under the note purchase agreement in three equal payments of $100 million; the interest rate on these tranches is 3.01%, 3.34%, and 3.71% respectively. We are required to repay the SEJ Notes in eight semiannual installments beginning July 2006 and ending January 2010.

Our financial statements include interest payable on the SEJ Notes of $5.7 million for 2004, as well as interest expense of $13.5 million related to the SEJ Notes for 2004.

QUIDS

In November 1995, we issued $300 million principal amount of Convertible Quarterly Income Debt Securities due 2010 to Ito-Yokado ($153 million) and Seven-Eleven Japan ($147 million). These debt securities have an interest rate of 4.5%. Interest is payable quarterly, and for 2004, we paid aggregate interest to Ito-Yokado of approximately $7.0 million and to Seven-Eleven Japan of approximately $6.7 million on these securities. On February 28, 2005, Ito-Yokado sold its interest in these securities to Seven-Eleven Japan.

We may defer the interest payments for up to 20 consecutive quarters, but we currently intend to make interest payments as they come due. In addition, these securities are convertible into a total of 14,422,383 shares of our common stock at a conversion price of $20.80 per share.

Seven-Eleven Japan

As of December 31, 2004, our largest area licensee, Seven-Eleven Japan, operated 10,615 7-ELEVEN® stores in Japan under an area license agreement entered into in 1973. In 2004, royalties paid to us by Seven-Eleven Japan totaled approximately $22.6 million.

Seven-Eleven (Hawaii), Inc.

Our area licensee in Hawaii, Seven-Eleven (Hawaii), Inc., is a subsidiary of Seven-Eleven Japan, and, as of December 31, 2004, operated 53 7-ELEVEN® stores in Hawaii. During 2004, Seven-Eleven (Hawaii), Inc. paid us approximately $102,000 in connection with the area license arrangement.

Expansion In China

In connection with our efforts to expand our presence internationally, we have entered into a licensing arrangement for the greater Beijing market area with a joint venture formed by Seven-Eleven Japan and two Chinese participants. Because Seven-Eleven Japan, both directly and through its 100% ownership of IYG Holding Co., owns approximately 74% of our common stock, our Board of Directors appointed a Special Committee of three directors, none of whom is affiliated with Seven-Eleven Japan, Ito-Yokado or any of the proposed joint venture partners, which reviewed and approved our license agreement with the joint venture.

During January 2004, we announced that the Ministry of Commerce in the People’s Republic of China had approved the formation of the joint venture, which includes Seven-Eleven Japan, Beijing ShouLian Commercial Group Co., Ltd., and China National Sugar & Alcohol Group Corporation. The joint venture opened its first store in Beijing on April 15, 2004, and by year end 2004 there were 10 stores operating under the license agreement. During 2004, we recognized $2.0 million in other income related to our license agreement with the joint venture.

Profit Sharing Plan

As of December 31, 2004, the 7-Eleven, Inc. Employees’ Savings and Profit Sharing Plan owned one store leased to us under a capital lease and 389 stores leased to us under operating leases at rentals which, in the opinion of our management, approximated market rates at the inception date of each lease. In addition, in 2004, there were 18 leases that either expired or, as a result of properties that were sold by the Profit Sharing Plan to third parties, were canceled or assigned to the new owner. We exercised our right of first refusal and purchased one property from the Profit Sharing Plan in 2004 for $450,000.

SHAREHOLDER PROPOSALS

If you want to present a proposal and have it included in the proxy statement for our 2006 Annual Meeting of Shareholders, which is expected to be held during April or May 2006, you must send your proposal to us at our principal office, 2711 North Haskell Avenue, Dallas, Texas 75204, Attn: Office of the Secretary. We must receive a proposal by December 1, 2005, for the proposal to be considered, and the proposal must comply with the then-current rules of the SEC relating to shareholder proposals. Proposals received after December 1, 2005, will be considered untimely.

FINANCIAL AND OTHER INFORMATION/

WHERE YOU CAN FIND MORE INFORMATION

Our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K are available on our Web site, www.7-Eleven.com. Our other SEC filings, including our proxy statement, are available to the public over the Internet at the SEC’s Web site, www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2004.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address: Vice President, Investor Relations, 7-Eleven, Inc., 2711 North Haskell Ave., Dallas, Texas 75204. Telephone (214) 828-7011.

Our Annual Report for the year ended December 31, 2004, is being mailed to shareholders with this proxy statement, but the Annual Report is not incorporated in this proxy statement and is not deemed to be part of the proxy soliciting material.

OTHER BUSINESS

We do not know of any other matters that will be presented at this meeting. If other business does come before the meeting, each person named in the proxy will vote such proxy in accordance with his or her respective judgment on such matters. Minutes of the last Annual Meeting of Shareholders will be approved. Management’s reports will be heard and received. Even though you hear the reports and approve the minutes, it does not mean that you approve or disapprove of the matters contained in the reports or minutes.

INDEMNIFICATION

Pursuant to our Articles of Incorporation and Bylaws and the Texas Business Corporation Act, from time to time we have indemnified certain current and former officers and directors in connection with pending litigation as well as with other actions they may have taken while serving as directors or officers.

APPENDIX A

7-ELEVEN, INC.

2005 STOCK INCENTIVE PLAN

1.	Purpose

The purposes of the 7-Eleven, Inc. 2005 Stock Incentive Plan (the “Plan”) are to promote the interests of the Company and its shareholders by (a) attracting and retaining executive personnel and other key employees of outstanding ability; (b) motivating executive personnel and other key employees, by means of performance-related incentives, to achieve longer-range performance goals; and (c) enabling such employees to participate in the long-term growth and financial success of the Company. This Plan covers the sale of Restricted Stock, the grant of Restricted Stock Units, the award of Bonus Stock and the grant of Options (including options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended), the award of Performance Shares, Stock Appreciation Rights, and any other Stock Unit Awards or stock-based forms of awards as the Committee may determine in its sole and complete discretion at the time of grant.

2.	Definitions

“Affiliate” shall mean (a) any corporation or other entity which is not a Subsidiary but as to which the Company possesses a direct or indirect ownership interest of 10% or more; (b) any Person who is directly or indirectly the beneficial owner of 10% or more of the voting power of the Company; or (c) any Person controlling, controlled by or under common control with the Company.

“Award” shall mean a grant or award under Sections 7 through 12, inclusive, of the Plan, whether granted individually, in combination, or in tandem, to a Participant pursuant to the terms, conditions and limitations that the Committee may establish in order to fulfill the objectives of the Plan.

“Award Agreement” shall mean the written agreement between the Company and a Participant evidencing the terms, conditions and limitations of the Award granted to that Participant.

“Board of Directors” shall mean the Board of Directors of the Company.

“Bonus Stock” shall mean an award granted pursuant to Section 11 of the Plan expressed as a share of Common Stock which may or may not be subject to restrictions.

“Change in Control” shall mean (a) the direct or indirect acquisition by any Person (an “Acquiring Person”) other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or a subsidiary of the Company, of securities of the Company representing 50% or more of the combined voting power of the Company, such that such Person becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the Company; or (b) the consummation of a merger or a consolidation of the Company with any other Person (or, if no such approval is required, the consummation of such a merger or consolidation of the Company), other than a merger or consolidation that would result in the stock of the Company outstanding immediately before the consummation thereof continuing to represent a majority of the combined voting power of the surviving entity outstanding immediately after such merger or consolidation; or (c) the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or distribution by the Company of all or substantially all of the Company’s assets (or, if no such approval is required, the consummation of such a liquidation, sale or disposition in one transaction or a series of related transactions), other than a liquidation, sale or disposition of all or substantially all of the Company’s assets in one transaction or a series of related transactions to a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the stock of the Company.

“Closing Price” shall mean the last traded price per share of Stock as reported on The Nasdaq Stock Market or such other securities trading system or exchange which is the primary market on which the Stock may then be listed or traded.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean the Committee that administers this Plan and shall be the Compensation and Benefits Committee of the Board of Directors unless any member of such committee shall fail to qualify as a Person described in the following three sentences, in which case, the Compensation and Benefits Committee shall appoint an Incentive Compensation Committee, consisting solely of persons who do so qualify, to serve as the Committee to administer this Plan. The Committee shall consist of not less than two persons (all of whom shall be members of the Board of Directors and shall qualify as Outside Directors under Section 162(m)).

“Common Stock” or “Stock” shall mean the Common Stock of the Company, par value $.0001 per share, or such other security or right or instrument into which such Common Stock may later be changed or converted.

“Company” shall mean 7-Eleven, Inc., and any Subsidiary of the Company that has Key Employees that satisfy the eligibility requirements for participation in this Plan.

“Date of Grant” shall mean the date specified by the Committee as the effective date or date of grant of an Award or, if the Committee does not so specify, shall be the date the Committee adopts the resolution approving the offer of an Award to an individual, including the specification of the number (or method of determining the number) of shares of Stock and the amount (or method of determining the amount) of cash to be subject to the Award, even though certain terms of the Award Agreement may not be determined at that time and even though the Award Agreement may not be executed until a later time.

“Department” shall mean the Company’s Compensation and Benefits Department.

“Designated Beneficiary” shall mean the beneficiary designated by the Participant, pursuant to procedures established by the Department, to receive amounts due the Participant in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

“Disability” shall occur to the extent a Participant is unable to engage in any substantial gainful activity by reason of any medical determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

“Divestiture” shall mean the sale of, or closing by, the Company of the business operations in which the Participant was employed, or the elimination of a particular position at the Company’s discretion.

“Early Retirement” shall mean, in the case of any Participant, retirement from employment with the Company after the age of 55, but before the age of 65, provided that such Participant is eligible for retiree benefits under the Company’s group medical/dental plans.

“Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or any successor law, as it may be amended from time to time.

“Executive Officer” shall mean any officer of the Company who is subject to the provisions of Rule 16b-3.

“Fair Market Value” shall mean the Closing Price of the Stock on the date in question or, if the Stock has not been traded on such date, the Closing Price on the first day prior thereto on which the Stock was so traded.

“Fiscal Year” shall mean the fiscal year of the Company.

“Incentive Stock Option” shall mean a stock option granted under Section 7 of the Plan which is intended to meet the requirements of Section 422 of the Code.

“Key Employee” shall mean any employee whom the Committee identifies as having a direct and significant effect on the performance of the Company or any of its Subsidiaries.

“Non-Stock Based Incentive Compensation” refers to incentive compensation the value of which is not based in whole or in part on the value of the Stock.

“Nonqualified Stock Option” shall mean a stock option granted under Section 7 of the Plan which is not intended to be an Incentive Stock Option.

“Normal Retirement” shall mean, in the case of any Participant, retirement from employment with the Company at or after the time when such Participant reaches age 65 or some earlier age if approved by the Committee.

“Option” shall mean an Incentive Stock Option or a Nonqualified Stock Option.

“Option Shares” shall mean the shares of Stock purchased upon exercise of an Option granted pursuant to this Plan.

“Outside Director” shall mean a person who satisfies the requirements of Section 162(m) of the Code and is a “Disinterested Person” under Rule 16b-3.

“Participant” shall mean an employee who is selected by the Committee to receive an Award under the Plan.

“Payment Value” shall mean the dollar amount assigned to a Performance Share which shall be equal to the Fair Market Value of the Common Stock on the day of the Committee’s determination under Section 9 with respect to the applicable Performance Cycle.

“Performance Based Awards” shall mean any Awards of Performance Shares, Restricted Stock, Restricted Stock Units, Bonus Stock or other stock-based compensation that is intended by the Committee to constitute performance-based compensation under Section 162(m).

“Performance Cycle” or “Cycle” shall mean the period of years selected by the Committee during which the performance is measured for the purpose of determining the extent to which an award of Performance Shares has been earned.

“Performance Goals” shall mean the objectives established by the Committee for a Performance Cycle, for the purpose of determining the extent to which Performance Shares which have been contingently awarded for such Cycle are earned.

“Performance Share” shall mean an award granted pursuant to Section 9 of the Plan expressed as a share of Common Stock.

“Person” shall mean any person or entity of any nature whatsoever, specifically including (but not limited to) an individual, a firm, a company, a corporation, a partnership, a trust or other entity.

“Plan” shall mean the 7-Eleven, Inc. 2005 Stock Incentive Plan.

“QDRO” shall mean a “Qualified Domestic Relations Order” as defined in the Code or Title I of the Employee Retirement Income Security Act.

“Restricted Period” shall mean the period of years selected by the Committee during which a grant of Restricted Stock or Restricted Stock Units may be forfeited to the Company.

“Restricted Stock” shall mean shares of Common Stock, subject to restrictions, contingently granted to a Participant under Section 10 of the Plan.

“Restricted Stock Unit” shall mean a fixed or variable dollar denominated right to acquire Stock, which may or may not be subject to restrictions, contingently awarded under Section 10 of the Plan.

“Rule 16b-3” shall mean Rule 16b-3 under Section 16(b) of the Exchange Act as adopted in Exchange Act Release No. 34-29131 (April 26, 1991), or any successor rule, as it may be amended from time to time.

“Section 162(m)” shall mean Section 162(m) of the Code, or any successor section under the Code, as it may be amended from time to time and as interpreted by final or proposed regulations promulgated thereunder from time to time.

“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, or any successor law, as it may be amended from time to time.

“Stock Appreciation Right” shall mean an award granted under Section 8 of the Plan.

“Stock Unit Award” shall mean an award of Common Stock or units granted under Section 12 of the Plan.

“Stockholder Approved Standard” means any pre-established objective performance goal qualifying under Section 162(m) and approved by the shareholders of the Company in accordance with Section 162(m), including (a) total stockholder return (Stock price appreciation plus dividends), (b) net income, (c) earnings per share(basic or fully-diluted), (d) return on sales, (e) return on equity, (f) return on assets, (g) increase in the market price of Stock or other securities of the Company, (h) core earnings; (i) revenue growth (including subsets thereof such as merchandise, gasoline or smaller subsets); (j) sales targets; (k) service level improvements; (l) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital; (m) earnings before or after interest, depreciation, amortization or extraordinary or special items, or operating income before or after taxes; (n) market share; (o) net interest margin or interest expense after taxes; (p) economic value created; (q) operating margin or profit margin; (r) charges or expense ratios; (s) implementation or completion of critical projects or processes; (t) completion of corporate transactions; (u) cost reduction or containment goals; (v) strategic business criteria consisting of one or more objectives based on meeting operational goals; (w) the performance of the Company in any of the items mentioned in clause (a) through (v) in comparison to the average performance of the companies used in a self-constructed peer group established before the beginning of the performance period; and (x) criteria that are substantially similar to the items listed in clause (a) through (w).

“Subsidiary” shall mean any business entity in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power.

“Unvested Stock” shall mean all the shares of Restricted Stock, Restricted Stock Units, Bonus Stock, Stock Unit Awards and Option Stock other than Vested Stock.

“Vested Stock” shall mean: (a) all shares of Restricted Stock, Restricted Stock Units, Bonus Stock, Stock Unit Awards and Option Stock which at the time in question have been freed of the restrictions imposed pursuant to the Plan; and (b) all shares of Restricted Stock Unit, Bonus Stock and Option Stock which shall have been issued free of restrictions pursuant to the Plan.

3.	Administration

The Plan shall be administered and interpreted by the Committee. The Committee shall have full authority, in its discretion, to adopt, alter and repeal such administrative rules, guidelines, and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. Subject to Section 4, the Committee shall have full authority, in its discretion, to determine those Executive Officers and Key Employees who shall participate in the Plan and the number of shares of Stock to be sold or awarded to each Participant and the number of shares of Stock to be covered by either rights to acquire shares of Stock or Options granted to each Participant (it being understood that more than one sale, award or grant or any combination thereof may relate to the same Participant). Recommendations for individual awards shall be made to the Committee by the President of the Company. The Committee may delegate to the President of the Company the power to make Awards to Participants who are not Executive Officers of the Company provided the Committee shall fix the maximum amount of such Awards for the group and a maximum for any one Participant. The Committee shall determine the Awards to be made to the Executive Officers. The Committee’s decisions shall be binding upon all persons, including the Company, its stockholders, employees, Participants, and Designated Beneficiaries.

The Committee may act by a meeting in person or take action by unanimous written consent or by means of a meeting held by conference telephone call or similar communications equipment pursuant to which all persons participating in the meeting can hear each other. The Committee may request advice or assistance or employ such persons as it deems necessary for proper administration of the Plan. Any determination made by the Committee shall be conclusive except to the extent that the sufficiency of the consideration therefor or the terms of any such sale or award of shares of Stock or any grant of rights or Options under the Plan are required by law or by the Articles of Incorporation or Bylaws of the Company to be subject to ratification by the Board of Directors or its Compensation and Benefits Committee prior to such sale, award or grant.

Members of the Committee, any person acting pursuant to authority delegated by the Committee and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegate shall not be personally liable for any action or determination take or made in good faith with respect to the Plan, and shall, to the extent not prohibited by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.	Eligibility

Key Employees, including officers, of the Company shall be eligible to participate under the Plan. However: (a) no non-Employee director of the Company shall be eligible to participate under the Plan; (b) no member of the Committee shall be eligible to participate under the Plan; and (c) no person shall be eligible to participate under the Plan if he owns, directly or indirectly, more than 5% of the total combined voting power of all classes of stock of the Company.

5.	Shares Subject to Plan/Maximum Amount Available for Awards

(a)	The maximum number of shares of Stock in respect of which Awards may be made under the Plan shall be a total of 5,000,000 shares of Common Stock, which may be in any combination of Options, Restricted Stock, Restricted Stock Units, Performance Shares, Bonus Shares or any other right or option.

(b)	Shares of Common Stock may be available from the authorized but unissued shares of Common Stock of the Company or from shares of Common Stock reacquired by the Company, including shares of Common Stock purchased in the open market. In the event that (i) an Option or Stock Appreciation Right is settled for cash or expires or is terminated unexercised as to any shares of Common Stock covered thereby, or (ii) any Award in respect of shares of Common Stock is cancelled or forfeited for any reason under the Plan without the delivery by the Company of shares of Common Stock, such shares shall thereafter be again available for award pursuant to the Plan. In the event that any Option or other Award granted hereunder is exercised through the delivery of shares of Common Stock, the number of shares of Common Stock available for Awards under the Plan shall be increased by the number of shares so surrendered, to the extent permissible under Rule 16b-3 as interpreted from time to time by the Securities and Exchange Commission or its staff.

(c)	If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock, then (i) the maximum number of shares of Stock available for the Plan shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (ii) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any award under the Plan shall be increased proportionately, and (iii) the price (including Exercise Price) for each share of Stock (or other kind of shares or securities) subject to then outstanding awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding awards remain exercisable or subject to restrictions.

(d)	If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, (i) the maximum number of shares of Stock available for the Plan shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (ii) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any award shall be decreased proportionately, and (iii) the price (including Exercise Price) for each share of Stock (or other kind of shares or securities) subject to then outstanding awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding awards remain exercisable or subject to restrictions.

(e)	In the event of any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock, acquisition, sale of assets, dissolution or other similar corporate event, not contemplated in Section 5(c) or (d) above, affects the Common Stock such that an adjustment is deemed appropriate in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Committee may in its sole discretion and in such manner as the Committee may deem equitable adjust any or all of (i) the number and kind of shares which thereafter may be awarded or optioned and sold or made the subject of Stock Appreciation Rights under the Plan, (ii) the number and kind of shares subject of Options and other Awards, and (iii) the grant, exercise or conversion price with respect to any of the foregoing and/or, if deemed appropriate, make provision for cash payment to a Participant or a person who has an outstanding Option or other Award; provided, however, that the number of shares subject to any Option or other Award shall always be a whole number.

(f)	Whenever the number of shares of Stock subject to outstanding awards under the Plan and the price for each share of Stock subject to outstanding awards are required to be adjusted as provided in this Section, the Committee shall authorize the Department to prepare a notice setting forth the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the change in price and the number of shares of Stock, or securities, cash or property purchasable subject to each Award after giving effect to the adjustments. The Committee shall authorize the Department to give each Participant such a notice.

(g)	The maximum number of shares of Stock in respect of which Awards may be made under the Plan to any individual Key Employee in any fiscal year shall be 2,000,000 shares of Stock, which may be in any combination of Options, Restricted Stock, Restricted Stock Units, Performance Units, Bonus Shares or any other right or option. Such maximum number of shares shall be adjusted as provided in Sections 5(c), (d), and (e) above; however, the events described in Section 5(b) above shall count against and reduce the maximum number of shares of Stock in respect of which Awards may be made under the Plan to any individual Key Employee. This Section 5(g) is intended to comply with the requirement of the performance-based compensation exception to Section 162(m) and shall be interpreted accordingly.

(h)	Adjustments under this Section shall be made, as required, and the calculations by the Department shall be final, binding and conclusive. No fractional interest shall be issued under the Plan as a result of any such adjustments.

6.	Price

Subject to the provisions of this Plan and to the requirements of applicable law, the Committee shall determine the price at which shares of Restricted Stock, Restricted Stock Units or any other form of incentive Stock shall be sold to Participants hereunder and the price at which any Options granted to purchase shares of Option Stock hereunder shall become exercisable. All shares purchased upon exercise of any Option shall be paid for in full at the time of exercise and such payment may be made in whole or in part by delivery of shares of Stock already owned by the participant with such shares being valued for these purposes at 100% of the Fair Market Value thereof on the date of the exercise.

7.	Stock Options

(a).	Grant. Subject to the provisions of the Plan and applicable law, all Options granted pursuant to the Plan shall have such terms and conditions as the Committee in its sole discretion shall determine, all of which terms and conditions shall be specified in the particular Award Agreement, including the period during which such Option may be exercised in whole or in part, and the conditions under which such Option may be terminated and such other provisions as may be advisable to comply with law or the rules of any securities trading system or stock exchange. The Committee shall have the authority to grant Incentive Stock Options, or to grant Nonstatutory Stock Options, or to grant both types of options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any implementing regulations.

(b)	Option Price. The Committee shall establish the option price at the time each Option is granted, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant.

(c)	Exercise. (i) Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter, provided, however, that in no event may any Option granted hereunder be exercisable after the expiration of ten years from the Date of Grant. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable, restrictions on transfer of shares of Stock received upon exercise, or a portion thereof, after exercise, as the Committee may deem advisable, including, without limitation, restrictions on, or acceleration of, the term or vesting.

(ii)	No shares of Stock shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefore is received by the Company. Such payment may be made in cash, or its equivalent, or by exchanging shares of Common Stock owned by the optionee (which are not the subject of any pledge or other security interest), or by a combination of the foregoing or by any other method of payment approved by the Committee, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Common Stock or the fair market value of any other consideration so tendered to the Company, valued as of the date of such tender, is at least equal to such option price.

(d)	Each Option shall have the following additional conditions:

(i)	The Options shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by the Participant, except as otherwise determined by the Committee. Unless otherwise provided by the Committee, in the event a Participant shall die while employed by the Company while eligible to exercise options, options held by the Participant, to the extent vested, shall become exercisable by the person or persons to whom the Participant’s rights pass by will or by the laws of descent and distribution and all such options shall be exercisable at any time within one year after the date of such death and shall terminate thereafter; provided, however, that in no event shall such options be exercisable after the expiration date of the option.

(ii)	Participants shall have no right to receive any fractional shares of Stock upon the exercise of Options granted under the Plan.

(iii)	No optionee shall be deemed to be a holder of any shares of Stock until the issuance of shares on the records of the Company after the exercise of an Option. No adjustment shall be made for any dividends or distributions or other rights for which the record date is prior to the date such stock certificates are so issued.

(iv)	The number of shares of Stock subject to an Option and the price per share shall be appropriately adjusted pursuant to Section 5.

(v)	All Option Shares (and all shares of Stock received thereon as the result of any adjustment pursuant to Section 5) shall either be free of any restrictions (other than those imposed by applicable law) or in the discretion of the Committee may be subject to restrictions or features similar to those referred to in Section 10 and set forth in the related Award Agreement.

8.	Stock Appreciation Rights

(a)	The Committee may, with full authority and in its sole and complete discretion, grant Stock Appreciation Rights in tandem with an Option, in addition to an Option, or freestanding and unrelated to an Option. Stock Appreciation Rights granted in tandem with or in addition to an Option may be granted either at the same time as the Option or at a later time. A Stock Appreciation Right shall not provide for a settlement date later than the expiration of ten years from the Date of Grant.

(b)	The Committee shall establish the grant price of each Stock Appreciation Right at the time each Stock Appreciation Right is granted, and such grant price shall not be less than the Fair Market Value of the Common Stock on the date of grant.

(c)	A Stock Appreciation Right shall entitle the Participant to receive from the Company an amount equal to the excess of the Fair Market Value of a share of Common Stock on the settlement of the Stock Appreciation Right over the grant price thereof. The Committee shall determine the time of settlement of a Stock Appreciation Right on the Date of Grant and shall further determine whether upon the settlement of a Stock Appreciation Right such Stock Appreciation Right shall be settled in cash, shares of Common Stock, Stock Options, or a combination thereof, provided, however, that if any payment in shares of Stock results in a fractional share, payment for the fractional share shall be made in cash.

9.	Performance Shares

(a)	The Committee may, with full authority and in its sole and complete discretion, grant Performance Shares and determine the number of such shares for each Performance Cycle, the duration of each Performance Cycle and the value of each Performance Share. All the terms and conditions of each Performance Share Grant shall be included in the applicable Award Agreement. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other.

(b)	The Committee shall establish Performance Goals for each Cycle on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. During any Cycle, the Committee may adjust the Performance Goals for such Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(c)

(i)	As soon as practicable after the end of a Performance Cycle, the Committee shall determine the number of Performance Shares which have been earned on the basis of performance in relation to the established Performance Goals.

(ii)	Payment Value of earned Performance Shares shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable after the expiration of the Performance Cycle and the Committee’s determination under paragraph (c)(1), above. The Committee shall determine whether Payment Values are to be distributed in the form of cash or shares of Common Stock, provided, however, that if any payment in shares of Stock results in a fractional share, payment for the fractional share shall be made in cash.

10.	Restricted Stock and Restricted Stock Units

(a)	The Committee may, with full authority and in its sole and complete discretion, grant Restricted Stock and Restricted Stock Units and determine the number of shares of Restricted Stock and the number of Restricted Stock Units to be granted to each Participant, the duration of the Restricted Period during which, the consideration to be paid, if any, therefor, and the conditions under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Period may be shortened, lengthened or waived by the Committee at any time in its discretion with respect to one or more Participants or Awards outstanding.

(b)	Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged, or otherwise encumbered, except as herein provided, during the Restricted Period. Shares of Restricted Stock shall be held for the Participant in book entry form by the Company or by the Company’s stock transfer agent with a notation that the Award is subject to restrictions. At the expiration of the Restricted Period, the Company or its stock transfer agent shall deliver such shares to the Participant or the Participant’s legal representative. If any payment is to be made to the Company for Restricted Stock Units, it shall be made in cash/or shares of Common Stock, as permitted in the Award Agreement, provided, however, that if any payment in shares of Stock results in a fractional share, payment for the fractional share shall be made in cash.

(c)	Except as otherwise provided in the related Award Agreement, in the event a Participant who has been granted Restricted Stock or a Restricted Stock Unit hereunder ceases to be employed by the Company as the result of death, Disability, Divestiture, Early Retirement or Normal Retirement, then: (i) the Participant shall forfeit that portion of the shares of Unvested Stock granted to such Participant, as the Committee shall determine at such time in its sole discretion; or (ii) the other restrictions imposed and still existing upon any or all of the shares of Unvested Stock held by such Participant shall lapse or shall be removed in accordance with a specified formula, all as shall be determined in the sole discretion of the Committee.

(d)	The Committee may provide in the related Award Agreement that, in the event of the failure of any condition to the vesting of shares of Restricted Stock or Restricted Stock Units, all such shares of Unvested Stock that have been granted to the Participant will be forfeited upon the occurrence of the failure of such condition of vesting upon such terms and conditions as the Committee may elect.

(e)	The Committee may provide in the related Award Agreement for: (i) any other restrictions or features relating to any shares of Restricted Stock granted pursuant to this Plan as it may deem advisable, including, without limitation, restrictions or acceleration of terms or vesting based on market appreciation of the Stock, increases in the revenues, sales, net worth or net earnings of the Company or any Subsidiary, division or other component thereof, or the attainment of any other business or financial goal of the Company; and (ii) such further restrictions as may be advisable to comply with law, including the requirements of the Securities Act, any stock exchange or securities trading system upon which such share or shares of the same class are then listed and under any state securities or other laws applicable to such shares.

11.	Bonus Stock

The Committee may, with full authority and in its sole and complete discretion, award shares of Bonus Stock to participants hereunder without cash consideration and may determine in the related Award Agreement whether shares of Bonus Stock awarded pursuant to the Plan (including any shares received by the holders thereof as a result of any adjustment pursuant to Section 5) shall be free of any restrictions (other than those advisable to comply with law) or shall be subject to restrictions and limitations similar to those referred to in Section 10. In the event that any restrictions are imposed on shares of Bonus Stock awarded pursuant to the Plan, then such shares shall be subject to at least the following restrictions:

(a)	Shares of Unvested Stock may not be sold, assigned, transferred or otherwise alienated or hypothecated.

(b)	In the event of the failure of any condition to the vesting of shares of Bonus Stock, all such shares of Unvested Stock shall be delivered to the Company (as designated by the Committee) within 60 days after the occurrence of the failure of such condition as is established by the Committee without any payment from the Company.

12.	Other Stock Based Awards

(a)	In addition to granting Options, Stock Appreciation Rights, Performance Shares, Bonus Stock, Restricted Stock, and Restricted Stock Units, the Committee shall have authority to grant to Participants Stock Unit Awards which can be in the form of Common Stock or units with the precise terms and conditions of each Award to be as specified in the Award Agreement, with the value of each such Award based, in whole or in part, on the value of Common Stock. Subject to the provisions of the Plan, Stock Unit Awards shall be subject to such terms, restrictions, conditions, vesting requirements, and payment rules (all of which are sometimes hereinafter collectively referred to as “rules”) as the Committee may determine in its sole and complete discretion at the time of grant. The rules need not be identical for each Stock Unit Award.

(b)	In the sole and complete discretion of the Committee, a Stock Unit Award may be granted subject to the following rules:

(i)	Any shares of Common Stock which are part of a Stock Unit Award may not be assigned, sold, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued or, if later, the date provided by the Committee at the time of grant of the Stock Unit Award.

(ii)	Stock Unit Awards may provide for the payment of cash consideration by the person to whom such Award is granted or provide that the Award, and any Common Stock to be issued in connection therewith, if applicable, shall be delivered without the payment of cash consideration.

(iii)	Stock Unit Awards may relate in whole or in part to certain performance criteria established by the Committee at the time of grant.

(iv)	Stock Unit Awards may provide for deferred payment schedules and/or vesting over a specified period of employment.

(v)	In such circumstances as the Committee may deem advisable, the Committee may waive or otherwise remove, in whole or in part, any restriction or limitation to which a Stock Unit Award was made subject at the time of grant.

(c)	In the sole and complete discretion of the Committee, an Award, whether made as a Stock Unit Award under this Section 12 or as an Award granted pursuant to Sections 7 through 11, may provide the Participant with (i) dividends or dividend equivalents (payable on a current or deferred basis) and (ii) cash payments in lieu of or in addition to an Award.

13.	Certain Performance Shares, Restricted Stock, Restricted Stock Units, Bonus Stock and Other Stock Based Awards

(a)	Performance-Based Awards shall be subject to the requirements of this Section 13 in addition to the requirements of Sections 9, 10, 11 and 12 above. To the extent that the requirements of this Section 13 conflict with the requirements of Sections 9, 10, 11 and 12, the requirements of this Section 13 shall govern.

(b)	The Award Agreement with respect to each Performance-Based Award shall condition the Participant’s right to receive the underlying compensation (whether payable in Stock or otherwise) on the achievement of specific numeric targets under one or more Stockholder Approved Standards; provided further that a Performance-Based Award may be conditioned upon the achievement either cumulatively or in the alternative of numeric targets under multiple Stockholder Approved Standards.

(c)	The Committee in its discretion will select a specific Stockholder Approved Standard(s) and a specific numeric target(s) under such Stockholder Approved Standard(s) on which a Participant’s right to receive a Performance-Based Award is conditioned.

(d)	The Committee will select a specific period of time over which numeric target(s) of Stockholder Approved Standard(s) must be achieved; provided, however, that such period of time shall be equal to one year, two years, three years, or such other period of time as the Committee may in its discretion select, but in no event shall such period of time be less than six months.

(e)	Before the earlier of the lapse of (i) 90 days after the commencement of the period of service to which a Performance-Based Award relates or (ii) 25% of the period of service to which such Award relates, the Committee will specify in writing the specific Stockholder Approved Standard(s), numeric target(s) for such Stockholder Approved Standard(s), and the period of time over which the numeric target(s) of such Stockholder Approved Standard(s) must be achieved with respect to such Performance-Based Award.

(f)	A Performance-Based Award shall be in an amount calculated as, and specified in the Award Agreement as, the product of the number of shares of Common Stock with respect to which such Performance-Based Award is made multiplied by the Fair Market Value of the Common Stock, or some multiple of the Fair Market Value of the Common Stock, on the date the numeric target(s) are achieved under the applicable Stockholder Approved Standard(s) and any other conditions to receipt of such Performance-Based Award are satisfied.

(g)	The Committee will certify in writing, prior to the lapse of the restrictions and/or conditions on a Participant’s receipt of compensation under a Performance-Based Award, that the numeric target(s) under the applicable Stockholder Approved Standard(s) have been achieved; provided, however, that such certification will be required only if the Committee concludes that there is a material possibility that such Participant will be a “covered employee” within the meaning of Section 162(m). The written certification requirement will be satisfied if approved written minutes are kept of the meeting of the Committee at which such certification occurs.

(h)	The preceding Sections 13(a)-(g) shall not apply to any Performance-Based Awards the value of which, upon satisfaction of all restrictions and/or conditions to receipt by the Participant, is dependent solely and exclusively upon an increase in the Fair Market Value of the Common Stock between the date of grant and the date that such restrictions and conditions are satisfied.

14.	General Provisions

(a)	Withholding. The Company shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any taxes required by law to be withheld in respect of Awards under this Plan. In the case of payments of incentive Awards in the form of Common Stock, at the Committee’s discretion the Participant may be required to pay to the Company the amount of any taxes required to be withheld with respect to such Common Stock, or, in lieu thereof, the Company shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Common Stock the Fair Market Value of which equals the amount required to be withheld.

(b)	Awards. Each Award hereunder shall be evidenced in writing, delivered to the Participant, and shall specify the terms and conditions thereof and any rules applicable thereto, including but not limited to the effect on such Award of the death, Disability, Divestiture, Early Retirement, Normal Retirement or other termination of employment of the Participant and the effect thereon, if any, of a Change in Control.

(c)	Nontransferability. No Award shall be assignable or transferable except by will or the laws of descent and distribution, and no right or interest of any Participant shall be subject to any lien, obligation, or liability of the Participant. Notwithstanding the above, in the discretion of the Committee, Awards may be transferable pursuant to a QDRO, as determined by the Committee.

(d)	No Right to Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company.

(e)	Rights as Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she has become the holder thereof. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify that upon the issuance of certificates with respect to such shares, the Participant or Designated Beneficiary shall be the owner of such shares as provided herein and in the related Restricted Stock Agreement, Restricted Stock Unit Agreement, Bonus Stock Agreement or Option Stock Agreement and, except as otherwise provided herein or in any such related Agreement, shall be entitled to full voting, dividend and distribution rights like any other holder of the Stock as long as such Participant remains the owner thereof.

(f)	Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the state of Texas. If any provision of the Plan should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion shall remain in full force and effect as if the Plan had been adopted with the invalid, illegal or unenforceable provision or portion thereof eliminated.

(g)	Effective Date and Term of Plan. Subject to the approval of the shareholders of the Company, the Plan shall be effective on April 27, 2005; provided, however, that no Stock, rights or Options may be sold, awarded or granted under the Plan until a Registration Statement under the Securities Act covering the shares of Stock to be issued under the Plan has become effective. Any rights, Options or Stock granted hereunder shall be granted subject to approval of this Plan by the shareholders of the Company.

No Awards may be granted under the Plan after April 27, 2015; however, all previous Awards made that have not expired under their original terms at the time the Plan expires will remain outstanding.

(h)	Amendment of Plan. The Board of Directors or the Committee may amend, suspend, or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without shareholder approval (i) if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement which is a prerequisite for exemptive relief under Section 16(b) of the Exchange Act or under the performance-based compensation exception to Section 162(m); (ii) to lower the exercise price of an Award below the exercise price on the date the Award is granted (except as provided in Sections 5(c), (d), (e) and (f)); (iii) to reprice (or cancel and regrant a new Award) any outstanding Award to which an exercise or purchase price applies, at a lower price; or (iv) if such approval is required by the exchange or quotation system on which the Common Stock is listed. Notwithstanding anything to the contrary contained herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform with local rules and regulations. No Plan amendment shall, without the affected Participant’s consent, materially and adversely affect any right or obligation under any Award previously granted to the Participant under the Plan.

(i)	Amendment of Award. Any Award may be amended by the Committee at any time (i) if the Committee determines, in its sole discretion, that amendment is necessary or advisable in light of any additions to or changes in the Code or in the regulation issued thereunder, or any federal or state securities law or other law or regulations, which change occurs after the Date of Grant and by its terms applies to the Award; or (ii) other than in the circumstances described in clause (i), with the consent of the Participant.

(j)	Exemption from Computation of Compensation for Other Purposes. By acceptance of shares of Stock sold or awarded or rights or Options granted under this Plan, each Participant shall be deemed to agree that it is special incentive compensation and that it will not be taken into account as “wages” or “salary” in pension, retirement, life insurance or other employee benefit plans or arrangements of the Company, except as otherwise determined by the Company. In addition, each Designated Beneficiary of a deceased Participant shall be deemed to agree that such Award or grant will not affect the amount of any life insurance coverage available under any life insurance plan covering employees of the Company.

(k)	Termination. Unless earlier terminated by the Board of Directors or the Committee, the Plan shall terminate at 11:59 p.m. on April 27, 2015. No shares of Stock shall be sold or issued (except to the extent issued in connection with rights or Options previously granted hereunder) or rights or Options granted hereunder after such date. The termination of the Plan, however, shall not affect any restrictions previously imposed on shares of Stock issued pursuant to the Plan or alter the rights of Participants with respect to rights or Options granted or shares of Stock issued (including Unvested Stock) pursuant to the Plan.

(l)	Legend. In order to enforce the restrictions imposed upon shares of Stock sold or awarded hereunder, the Committee may cause a legend or legends to be placed on any certificates representing such shares, which legend or legends shall make appropriate reference to the restrictions imposed hereunder.

(m)	Conditions to Delivery of Stock. Nothing herein or any Award granted hereunder or any Award Agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any similar or superceding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. At the time of any exercise of an Option, or at the time of grant of any Award, the Company, may as a condition precedent to the exercise of Option or vesting of any Award, require from the Participant (or in the event of his death, his legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to insure that any disposition by that holder (or in the event of the holder’s death, his legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act or any similar or superceding statute or statutes, any other applicable state or federal regulation, or any rule of any applicable exchange or securities association, as then in effect. No Option shall be exercisable and no restriction on any Award shall lapse with respect to a Participant unless and until the holder thereof shall have paid cash or property to, or performed services for, the Company or any Subsidiary that the Committee believes is equal to or greater in value than the par value of the Stock subject to such Award.

(n)	Nonqualified Deferred Compensation Rules. In the event any Award granted under the Plan fails to meet the limitations or requirements of section 409A of the Code and the regulations promulgated thereunder, then such Award shall be modified by the Committee, in its sole discretion, to the limited extent necessary to satisfy the requirements of section 409A of the Code and the regulations promulgated thereunder, which modifications may include, but shall not be limited to, modification of the time and matter of settlement of the Award.

(o)	Certain Participants. All Award Agreements for Participants who are subject to Section 16(b) of the Exchange Act shall be deemed to include such additional limitations, terms, and provisions as Rule 16b-3 then requires unless the Committee determines that any such Award should not comply with the requirements of Rule 16b-3. All Performance-Based Awards shall be deemed to include such additional limitations, terms and provisions as are necessary to comply with the performance-based compensation exemption to Section 162(m). Unless the Committee determines that an Award to an Executive Officer is not intended to qualify for the exemption for performance-based compensation under Section 162(m) or unless (and then only to the extent) the requirements of Section 162(m) change, (i) an Award of a Stock Option shall have an exercise price (and Award of a Stock Appreciation Right shall have a specified price fixed by the Committee) equal to the Fair Market Value of a share of Stock on the Date of Grant of the Award, (ii) the period over which the performance objectives of the Award must be satisfied shall not be shorter than six months, (iii) the performance objectives applicable to an Award for an Executive Officer shall be based on one or more of the Stockholder Approved Standards; and (iv) the Award shall be subject to any additional requirement of Section 162(m).

(p)	Change in Control. The Committee shall, in its sole discretion, have the right to accelerate the payment or vesting of any Award and to release any restrictions on any Awards in the event of a Change in Control or termination of employment pursuant to a Change in Control (“Acceleration Rights”). Notwithstanding the preceding, in the event one or more Participants under the Plan receives Acceleration Rights (each an “Accelerated Participant”), excluding Acceleration Rights resulting from a written employment agreement between a Participant and the Company, then all Participants under the Plan with an Award similar to that held by an Accelerated Participant shall receive Acceleration Rights with respect to that Award identical to those provided by the Committee for the benefit of the Accelerated Participant.

(q)	Tax Election for Restricted Stock. If any Participant, in connection with the acquisition of Common Stock under the Plan, makes an election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service.

(r)	Awards to Participants Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the Unites States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident primarily employed in the United States. An Award may be modified under this Section 14(q) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Exchange Act Section 16(b) for the Participant whose Award is modified.

(s)	Unfunded Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment not yet made to a Participant or obligation to deliver Common Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Common Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

APPENDIX B

7-ELEVEN, INC.

AMENDED AND RESTATED

STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(as proposed to be amended on April 27, 2005)

1.	ESTABLISHMENT AND PURPOSE

7-Eleven, Inc. (the “Company”), hereby amends and restates the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors (the “Plan”). The purpose of the amended Plan is to provide a variety of ways for the non-employee directors of the Company to acquire shares of the Company’s common stock, and thereby to align their interests more closely with the interests of the other shareholders of the Company.

2.	CERTAIN DEFINITIONS

For purposes of the Plan, the following terms shall have the indicated meanings:

(a)	“Affiliate” shall mean (a) any corporation or other entity which is not a Subsidiary but as to which the Company possesses a direct or indirect ownership interest of 10% or more; (b) any Person who is directly or indirectly the beneficial owner of 10% or more of the voting power of the Company; (c) any Person controlling, controlled by or under common control with the Company.

(b)	“Annual Retainer” means the amount paid to a Non-Employee Director as his annual fee, which is paid in quarterly increments.

(c)	“Award” means a grant or award under Sections 5 or 6 of the Plan, whether granted individually or, in combination, to a Non-Employee Director pursuant to the terms, conditions and limitations that the Board may establish in order to fulfill the objectives of the Plan.

(d)	“Award Agreement” means the written agreement between the Company and a Non-Employee Director evidencing the terms, conditions and limitations of the Award granted to that Non-Employee Director.

(e)	“Board” means the Board of Directors of 7-Eleven, Inc.

(f)	“Closing Price” means the last reported sales price of the Common Stock on the last Trading Day of the calendar quarter, or if no such sale is made on such day, the last reported sales price of the Common Stock on the next following day for which such sales price is reported on the New York Stock Exchange (or, if the Common Stock is not then listed or admitted to trading on the New York Stock Exchange, the principal national stock exchange or stock market on which the Common Stock is then listed or admitted to trading).

(g)	“Common Stock” means the Common Stock, par value $.0001 per share, of the Company, or any stock or other securities of the Company hereafter issued or issuable in substitution or exchange for the Common Stock.

(h)	“Date of Grant” means the date specified by the Board as the effective date of an Award or, if the Board does not so specify, shall be the date the Board adopts the resolution approving the grant of an Award to an individual, including the specification of the number (or method of determining the number) of shares of Common Stock to be subject to the Award, even though certain terms of the Award Agreement may not be determined at that time and even though the Award Agreement may not be executed until a later time.

(i)	“Director’s Fees” means all fees paid to a Non-Employee Director for his services to the Company as a member of the Board. It shall include the Annual Retainer, committee fees and meeting fees. It shall not include any consulting fees paid to a Non-Employee Director.

(j)	“Election Agreement” means the form, signed by the Non-Employee Director and filed with the Company that specifies the amount (all, none, dollars or percentage) of the Director’s Fees that a Non-Employee Director elects to receive in Common Stock in lieu of cash pursuant to Section 4.

(k)	“Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or any successor law, as it may be amended from time to time.

(l)	“Fair Market Value” shall mean the Closing Price of the Common Stock on the date in question or, if the Common Stock has not been traded on such date, the Closing Price on the last day prior thereto on which the Common Stock was so traded.

(m)	“Independent Director” means an individual duly elected or chosen as a director of the Company who is not also an employee, officer or director of a parent, Affiliate or Subsidiary of the Company and who would otherwise qualify as a “Non-Employee Director” as that term may be defined in Rule 16b-3.

(n)	“Non-Employee Director” means an individual duly elected or chosen as a director of the Company who is not also an employee of the Company or any of its Subsidiaries.

(o)	“Option” means a stock option granted under Section 5 of the Plan.

(p)	“Option Stock” means shares of Common Stock issued pursuant to the exercise of an Option.

(q)	“Person” shall mean any person or entity of any nature whatsoever, specifically including without limitation an individual, a firm, a corporation, a partnership, a trust or other entity.

(r)	“Restricted Period” means the period beginning on the date of grant of an Award and the first day of the month following the date of the Retirement of a Non-Employee Director.

(s)	“Restricted Stock” means shares of Common Stock, subject to restrictions, granted to a Non-Employee Director under Section 6 of the Plan.

(t)	“Retirement” means, in the case of any Non-Employee Director, retirement from, of other cessation of, service on the Board.

(u)	“Rule 16b-3” shall mean Rule 16b-3 under Section 16(b) of the Exchange Act, or any successor rule, as it may be amended from time to time.

(v)	“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, or any successor law, as it may be amended from time to time.

(w)	“Subsidiary” shall mean any business entity in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power.

(x)	“Trading Day” means any day on which the stock exchange or stock market referred to in Section 0 hereof is open for trading on a regular basis.

3.	ELIGIBILITY

Each Non-Employee Director shall be eligible to participate in the Plan.

4.	ELECTION TO RECEIVE STOCK IN LIEU OF DIRECTOR’S FEES

(a)	Participation. Participation in this portion of the Plan shall be voluntary and a Non-Employee Director who elects to participate in this portion of the Plan shall complete an Election Agreement which shall be filed with the Secretary of the Company, specifying the amount (either “all”, “none”, a specific percentage or specific dollar amount) of such Director’s Fees that the Non-Employee Director wants to receive in shares of Common Stock.

(b)	Election Agreement. The Election Agreement must be filed with the Secretary of the Company prior to the beginning of the calendar quarter to which the election relates and will only be applicable to Director’s Fees earned after the effective date of the election, except that for the calendar quarter during which the Plan is first adopted, the Election Agreement will be deemed effective as of the first day of that calendar quarter. Once an Election Agreement is filed, it will remain in effect for subsequent calendar quarters until the Non-Employee Director amends it (by filing a new Election Agreement) or revokes it, by either (i) filing a new Election Agreement or (ii) filing a statement of revocation with the Secretary of the Company advising that the Non-Employee Director no longer wants to receive Common Stock in payment of his Director’s Fees.

(c)	Deferral of Receipt of Common Stock.

(i)	A Non-Employee Director may choose to defer receipt of any Common Stock in payment of his Director’s Fees pursuant to Section 4 of the Plan until the earlier of the following dates:

(A)	the first of the month following the date that the Non-Employee Director’s service as a Director ends; or

(B)	a specific date selected by the Non-Employee Director, which may not be earlier than the January 1 immediately following the first full calendar year after the date the Non-Employee Director makes the election to defer receipt of any Common Stock under the Plan.

(ii)	In order to defer receipt of any Common Stock as described in subsection (i) above, the Non-Employee Director must complete a deferral agreement furnished by the Secretary of the Company or his designee and return the completed form to the Company. The Non-Employee Director may terminate or amend the deferral agreement at any time by providing written notice to the Company, but the termination or amendment shall be deemed effective only with respect to compensation earned in the quarters following the date of such termination or amendment.

(d)	Stock Issuance. The shares of Common Stock to be issued pursuant to the election described in this Section shall be equal to the number of shares of Common Stock that could be purchased at the Closing Price on the last day of the calendar quarter during which the Director’s fees were earned with the dollar amount of the Director’s Fees that are being paid in Common Stock. To the extent this results in a fractional share, the number of shares to be issued to the Non-Employee Director shall be rounded up to the next whole share.

(e)	Certificate for Shares of Common Stock. A certificate representing the appropriate number of shares of Common Stock, subject to applicable law, shall be issued in the name of the Non-Employee Director, individually, or upon his request, in the name of another person or entity to which he has assigned his director’s fees, and shall be issued within ten days after the end of the calendar quarter for which the Director’s Fees are being paid. The certificate so issued shall contain a restrictive legend (i) prohibiting transfer of the shares in accordance with any election the Non-Employee Director may have made under a deferral Agreement; or (ii) if no deferral Agreement applies to the shares, stating that unless the restriction is waived by the Company, the shares represented by the certificate cannot be transferred for six months following the date of issuance of the certificate.

5.	STOCK OPTIONS

(a)	Grant. Subject to the provisions of the Plan and applicable law, all Options granted pursuant to the Plan shall have such terms and conditions as the Board in its sole discretion shall determine, all of which terms and conditions shall be specified in the particular Award Agreement, including the period during which such Option may be exercised in whole or in part, and the conditions under which such Option may be terminated and such other provisions as may be advisable to comply with law or the rules of any securities trading system or stock exchange.

(b)	Option Price. The option price at the time each Option is granted shall be the Fair Market Value of the Common Stock on the Date of Grant.

(c)	Exercise.

(i)	Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may, in its sole discretion, specify in the applicable Award Agreement or thereafter, provided, however, that in no event may any Option granted hereunder be exercisable prior to the expiration of six months from the Date of Grant nor after the expiration of ten years from the Date of Grant. The Board may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable, restrictions on transfer of shares of Common Stock received upon exercise, or a portion thereof, after exercise, as the Board may deem advisable, including, without limitation, restrictions on, or acceleration of, the term or vesting based on market appreciation of the Common Stock, increases in the revenues, sales, net worth or net earnings of the Company or any Subsidiary, division or other component thereof, or the attainment of any other business or financial goal of the Company.

(ii)	No shares of Common Stock shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in cash, or its equivalent, or by exchanging shares of Common Stock owned by the optionee (which are not the subject of any pledge or other security interest), or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such option price. In addition, at the request of the Non-Employee Director and to the extent permitted by applicable law, the Board may (but shall not be required to) approve arrangements with a brokerage firm under which that brokerage firm, on behalf of the Non-Employee Director, shall pay to the Company the exercise price of the Option being exercised (either as a loan to the Non-Employee Director or from the proceeds of the sale of Common Stock issued pursuant to that exercise of the Option), and the Company shall promptly cause the exercised shares to be delivered to the brokerage firm. Such transactions shall be effected in accordance with the procedures that the Board may establish from time to time.

(d)	Each Option shall have the following additional conditions:

(i)	The Options shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during the Non-Employee Director’s lifetime only by him, except as otherwise determined by the Board.

(ii)	Non-Employee Directors shall have no right to receive any fractional shares of Common Stock upon the exercise of Options granted under the Plan.

(iii)	No optionee shall be deemed to be a holder of any shares of Common Stock until the issuance of certificates after the exercise of an Option. No adjustment shall be made for any dividends or distributions or other rights for which the record date is prior to the date such stock certificates are so issued.

(iv)	The number of shares of Common Stock subject to an Option and the price per share shall be appropriately adjusted pursuant to Section 7.

(v)	All Option Shares (and all shares of Common Stock received thereon as the result of any adjustment pursuant to Section 7) shall either be free of any restrictions (other than those imposed by applicable law) or in the discretion of the Board may be subject to restrictions or features similar to those referred to in Section 7 and set forth in the related Award Agreement.

6.	RESTRICTED STOCK

(a)	The Board may, with full authority and in its sole and complete discretion, grant Restricted Stock and determine the number of shares of Restricted Stock to be granted to a Non-Employee Director.

(b)	Shares of Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered, except as herein provided, during the Restricted Period. Certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Non-Employee Director and deposited by such Non-Employee Director, together with a stock power endorsed in blank, with the Company or with the Company’s stock transfer agent. At the expiration of the Restricted Period, the Company or its stock transfer agent shall deliver such certificates to the Non-Employee Director or the Non-Employee Director’s legal representative.

7.	SHARES SUBJECT TO PLAN/MAXIMUM AMOUNT AVAILABLE FOR AWARDS

(a)	The maximum number of shares of Common Stock which may be issued, or in respect of which Awards may be made, under the Plan shall be a total of 540,000 shares of Common Stock (including 240,000 shares authorized at the inception of the Plan and, subject to shareholder approval at the 2005 Annual Meeting of Shareholders, an additional 300,000 shares for future issuance), which may be in any combination of Options, Restricted Stock or any other right or option.

(b)	Shares of Common Stock issued under the Plan may be available from the authorized but unissued shares of Common Stock of the Company or from shares of Common Stock reacquired by the Company, including shares of Common Stock purchased in the open market. In the event that (iii) an Option is settled for cash or expires or is terminated unexercised as to any shares of Common Stock covered thereby, or (iv) any Award in respect of shares of Common Stock is cancelled or forfeited for any reason under the Plan without the delivery by the Company of shares of Common Stock, such shares shall thereafter be again available for award pursuant to the Plan. In the event that any Option or other Award granted hereunder is exercised through the delivery of shares of Common Stock, the number of shares of Common Stock available for Awards under the Plan shall be increased by the number of shares so surrendered, to the extent permissible under Rule 16b-3 as interpreted from time to time by the Securities and Exchange Commission or its staff.

(c)	If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a stock split, by the issuance of a distribution on Common Stock payable in Common Stock or otherwise) the number of shares of Common Stock then outstanding into a greater number of shares of Common Stock, then (v) the maximum number of shares of Common Stock available for the Plan shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (vi) the number of shares of Common Stock (or other kind of shares or securities) that may be acquired under any award under the Plan shall be increased proportionately, and (vii) the price (including Exercise Price) for each share of Common Stock (or other kind of shares or securities) subject to then outstanding awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding awards remain exercisable or subject to restrictions.

(d)	If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, reverse stock split, or otherwise) the number of shares of Common Stock then outstanding into a lesser number of shares of Stock, (viii) the maximum number of shares of Common Stock available for the Plan shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (ix) the number of shares of Common Stock (or other kind of shares or securities) that may be acquired under any award shall be decreased proportionately, and (x) the price (including Exercise Price) for each share of Common Stock (or other kind of shares or securities) subject to then outstanding awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding awards remain exercisable or subject to restrictions.

(e)	In the event of any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock, or other similar corporate event, not contemplated above affects the Common Stock such that an adjustment is deemed appropriate in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Board may in its sole discretion and in such manner as the Board may deem equitable adjust any or all of (xi) the number and kind of shares which thereafter may be awarded or optioned and sold under the Plan, (xii) the number and kind of shares subject to Options and other Awards, and (xiii) the grant, exercise or conversion price with respect to any of the foregoing and/or, if deemed appropriate, make provision for cash payment to a Non-Employee Director or a person who has an outstanding Option or other Award; provided, however, that the number of shares subject to any Option or other Award shall always be a whole number.

(f)	Whenever the number of shares of Common Stock subject to outstanding awards under the Plan and the price for each share of Common Stock subject to outstanding awards are required to be adjusted as provided in this Section, the adjustment and any notice thereof shall be made in accordance with the relevant section of the 7-Eleven, Inc. 1995 Stock Incentive Plan, as amended from time to time, or a successor plan. The calculations made shall be final, binding and conclusive. No fractional interest shall be issued under the Plan as a result of any adjustments.

8.	ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Board, which may delegate authority to a committee comprised solely of two or more Independent Directors; however, such committee shall have no authority to (s) determine how many shares shall be given to any Non-Employee Director or (b) determine eligibility to participate in the Plan. Such committee may be authorized to interpret the Plan, prescribe, amend and rescind such rules and regulations relating to the Plan, as may be deemed advisable to protect the interests of the Company in connection with the operation of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. No member of the Board or of any such committee shall be liable for any action or determination made in good faith with respect to the Plan or any agreement entered into pursuant to the Plan. The determinations, interpretations, and other actions of the Board and of any such committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

9.	DESIGNATION OF BENEFICIARY

Each Non-Employee Director who participates in the Plan shall name a beneficiary to receive any shares due such director pursuant to Section 4 at the time of his death, with the right to change such beneficiary at any time. In case or a failure to designate a beneficiary or the death of the designated beneficiary without a designated successor, such shares shall be issued to the estate of the Non-Employee Director. Disposition of Awards at the death of the Non-Employee Director shall be made in accordance with the terms of the Award.

10.	PLAN AMENDMENT, MODIFICATION, AND TERMINATION

The Board may at any time suspend, terminate, amend, or modify the Plan.

11.	PLAN EFFECTIVENESS

The Plan was initially adopted effective as of October 1, 1998, and shall continue until the earliest of the following to occur: (t) December 31, 2008; (u) the date on which all shares reserved for issuance under the Plan have been issued; and (v) the date the Plan is terminated by a resolution of the Board. The terms of this amended and restated Plan shall be effective as of April 27, 2005.

12.	GENERAL PROVISIONS

(a)	No Continuing Right as Director. Neither the adoption or operation of the Plan, nor the Plan itself or any document describing or relating to the Plan, or any part hereof, shall confer upon any Non-Employee Director any right to continue as a director of the Company or any subsidiary of the Company.

(b)	Nonalienation of Benefits. No Non-Employee Director shall have the right to sell, assign, transfer, or otherwise convey or encumber in whole or in part the right to receive any

Common Stock under the Plan, except in accordance with the express provisions hereof, or the express provisions of an Award Agreement.

(c)	Binding Effect. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation, or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company. The terms and conditions of the Plan shall be binding upon each Non-Employee Director and his heirs, legatees, distributees, and legal representatives.

(d)	Severability. If any provision of the Plan or any agreement hereunder is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or such agreement, as the case may be, but such provision shall be fully severable and the Plan or such agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.

(e)	Expenses. All expenses incident to the administration, protection, or termination of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Company.

(f)	Notices. Whenever any notice is required or permitted under the Plan or any agreement hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder or under an agreement shall be deemed to be delivered on the date on which it is personally delivered, or on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. The Company or a Non-Employee Director may change, at any time and from time to time, by written notice to the other, the address that it or he had theretofore specified for receiving notices. Until such address is changed in accordance herewith, notices hereunder or under an agreement shall be delivered or sent (i) to the Non-Employee Director at his address as set forth in the records of the Company or (ii) to the Company at the principal executive offices of the Company clearly marked “Attention: Secretary”.

(g)	No Restriction of Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action that is deemed by the Company or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan. No Non-Employee Director or other person shall have any claim against the Company or any subsidiary thereof as a result of such action.

(h)	Governing Law. The provisions of the Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of the State of Texas.

(i)	Miscellaneous. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction of the Plan or any provisions hereof. The use of the masculine gender shall also include within its meaning the feminine. Wherever the context of the Plan dictates, the use of the singular shall also include within its meaning the plural, and vice versa.

UNDERGROUND PARKING AT CITYPLACE

RAMP 3
RAMP 2
exit
HASKELL AVENUE
WELDON STREET
Parking Garage A
Parking Garage B
Parking Garage C
Parking Garage D
enter
RAMP 5
RAMP 9
RAMP 8
RAMP 7
RAMP 6 (TRUCK DOCK)
CITYPLACE NORTH
CITYPLACE SOUTH
CONCOURSE
NORTH CENTRAL EXPRESSWAY
Indicates Elevator

Cityplace Center is located on the southeast corner of the intersection of Haskell Avenue and Central Expressway.

To enter the underground parking garages, use Ramp #2, Ramp #3 or Ramp #5.

- Enter Ramp #2 from left lane while eastbound on Haskell.
- Enter Ramp #3 from left lane while westbound on Haskell.
- Enter Ramp #5 from southbound Weldon.

Please note the procedures for the Cityplace Center's underground parking garages:

- At entrance ramp gate, push the button to **take a ticket**.
- Enter the garage after the gate is raised.
- **Bring the ticket with you** to the registration table for the meeting; **we will validate your ticket** so you will not be charged for parking.
- Proceed along roadway to entrance of garage "A," "B," "C" or "D" (note compact car spaces).
- Locate garage elevators, take elevator to Concourse Level "C."
- Exit Level "C" at the elevator lobby and follow signs to Cityplace Center entrance.
- Enter Cityplace Center at revolving door and proceed through the corridor to information kiosk.
- Take the Concourse Level elevator to the ground floor lobby and conference center.

MR A SAMPLE

DESIGNATION (IF ANY)

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C 1234567890 J N T

` Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

For

Withhold

01 - Toshifumi Suzuki

02 - Yoshitami Arai

03 - Masaaki Asakura

04 - Jay W. Chai

For

Withhold

05 - R. Randolph Devening

06 - Gary J. Fernandes

07 - Masaaki Kamata

08 - James W. Keyes

For

Withhold

09 - Kazuo Otsuka

10 - Lewis E. Platt

B Issues

The Board of Directors recommends a vote FOR the following proposals.

For

Against

Abstain

2.  Ratification of the appointment of the accounting firm PricewaterhouseCoopers LLP as independent auditors of 7-Eleven, Inc. for 2004.

For

Against

Abstain

3.  Approval of the 7-Eleven, Inc. Annual Performance Incentive Plan.

For

Against

Abstain

4.  Other business. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Date and sign exactly as your name appears above (or on this proxy card). Joint owners should each sign. When signing as administrator, executor, trustee, attorney, guardian, corporate officer, or in any capacity other than individually, please give your full title and indicate the capacity in which you are signing. By signing below, you acknowledge receiving a copy of 7-Eleven’s 2003 Annual Report and the accompanying Notice and Proxy Statement.

Signature 1 - Please keep signature within the box

Signature 2 - Please keep signature within the box

Date (mm/dd/yyyy)

1UPX         HHH         PPPP         002986

1UPX         HHH         PPPP         002986

Proxy - 7-Eleven, Inc.

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders — April 21, 2004

By signing this card, I appoint James W. Keyes, Bryan F. Smith, Jr. and David T. Fenton, and each of them (acting by majority, or if only one be present, then by that one alone) as my true and lawful agents and proxies, with full power of substitution and revocation, to vote as designated on the reverse side of this card, all the common stock of 7-Eleven, Inc. I have power to vote, with all powers I would possess if personally present, at the Annual Meeting of Shareholders of 7-Eleven, Inc. to be held on April 21, 2004, and at any adjournments of the meeting.

Unless otherwise marked, this proxy will be voted FOR the election of nominees named in Proposal No. 1 (election of directors), FOR Proposal No. 2 (ratification of the Board’s selection of PricewaterhouseCoopers, LLP, as 7-Eleven, Inc.’s independent auditors for 2004) and FOR Proposal No. 3 (approval of the 7-Eleven, Inc. Annual Performance Incentive Plan). The proxy holders will use their discretion with respect to any other matter that is properly brought before the meeting, as referred to in Item No. 4.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE).